Exhibit (a)(1)(a)

VIGNETTE CORPORATION

OFFER TO EXCHANGE

CERTAIN OUTSTANDING OPTIONS

FOR NEW OPTIONS

This document constitutes part of the prospectus relating

to the Vignette Corporation 1999 Supplemental Stock Option Plan covering securities that have been registered under the Securities Act of 1933.

February 12, 2004

VIGNETTE CORPORATION

Offer to Exchange Certain

Outstanding Options for New Options

This offer and withdrawal rights will expire at 5:00 p.m., Central Time, on March 12, 2004 unless we extend them.

By this offer, we are giving you the opportunity to exchange certain of your outstanding options with exercise prices equal to or greater than $4.00 per share, whether vested or unvested, for new options with an exercise price equal to or in some cases described below, greater than, the fair market value of our common stock on the date of grant. These new options will be nonstatutory stock options for U.S. tax purposes. You are eligible to participate in this offer if you are an employee of Vignette Corporation or one of our subsidiaries (collectively referred to as Vignette, Company, we, our or us) in the United States, Australia, Canada, France, Germany, Italy, Spain, or the United Kingdom, and you remain so employed through the date we cancel the options you elect to exchange. In addition, you must remain employed by Vignette in an eligible location through the date of the new option grant to receive new options. However, non-employee members of our Board of Directors, our Chief Executive Officer, and employees of Vignette who are officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (referred to as “section 16 officers” or “executive officers”) are ineligible to participate in the offer.

The number of shares subject to the new options to be granted to you will be determined according to the exercise price of the options tendered by you and accepted for exchange. Generally, only options with an exercise price per share equal to or greater than $4.00 are eligible for exchange. Your exchanged options will be exchanged for new options as follows:

•	An option grant to purchase Vignette common stock with an exercise price per share greater than or equal to $4.00 but less than or equal to $6.00 per share will be exchanged for a new option grant to purchase one (1) share of Vignette common stock for every two (2) shares of Vignette common stock represented by the option tendered (rounded up to the nearest whole share on a grant-by-grant basis).

•	An option grant to purchase Vignette common stock with an exercise price per share greater than $6.00 but less than or equal to $8.00 will be exchanged for a new option grant to purchase one (1) share of Vignette common stock for every three (3) shares of Vignette common stock represented by the option tendered (rounded up to the nearest whole share on a grant-by-grant basis).

•	An option grant to purchase Vignette common stock with an exercise price per share greater than $8.00 will be exchanged for a new option grant to purchase one (1) share of Vignette common stock for every five (5) shares of Vignette common stock represented by the option tendered (rounded up to the nearest whole share on a grant-by-grant basis).

•	If you participate in this offer, you must exchange all options granted to you on or after August 12, 2003, regardless of the exercise price, if you have any. We refer to these options as “required options.” This includes any options granted to you during the period this offer is open. Options with exercise prices below $4.00 that are required to be tendered pursuant to this requirement will be exchanged for a new option to purchase one (1) share of Vignette common stock for every one (1) share of Vignette common stock represented by the options tendered.

The number of shares underlying your new option will also be adjusted for stock splits, reverse stock splits, stock dividends and other similar events. Each new option will be granted under the 1999 Supplemental Stock Option Plan.

We will grant new options on the first U.S. business day that is at least six (6) months and one (1) day after the date on which we cancel the options accepted for exchange. We refer to this date as the new option grant date. We expect the new option grant date to be September 16, 2004.

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Except as otherwise set forth on a country-specific Schedule, each new option will generally vest as described below, subject to your continued service to Vignette through each relevant vesting date. Any prior vesting of your exchanged options will positively impact the vesting schedule of your new options. We reserve the right to make minor modifications to the vesting schedule of any new options to eliminate fractional vesting (such that a whole number of shares will vest on each vesting date). In addition, for employees on approved leave of absence, vesting will be adjusted to reflect the terms of your leave in accordance with our company policy.

•	Six months after the new option grant date (which is approximately one year after the cancellation date), each new option (except new options granted in exchange for required options) will vest and become exercisable as to the same percentage that the outstanding shares of the exchanged option were vested at the cancellation date. Thereafter, each new option will become exercisable as to an additional 6.25% of the shares subject to the new option for each quarter of continuous service with us.

•	New options granted in exchange for required options will vest in 6.25% of the shares subject to the option per quarter of continuous service from the required option’s original vesting commencement date.

If you participate in this offer and are not an employee with the title of Vice President, the exercise price of your new options will generally be equal to the closing price of our common stock on the date the options are granted, however, the exercise price may vary in Italy, as described herein in the country-specific Schedules. If you participate in this offer and are an employee with the title of Vice President, the exercise price of your new options will generally be the greater of (1) the fair market value of our common stock on the date we cancel the exchanged options, which will generally be equal to closing price of our common stock reported by the Nasdaq National Market on the cancellation date or (2) the fair market value of our common stock on the date of grant, which will generally be equal to closing price of our common stock reported by the Nasdaq National Market on the new option grant date.

Our common stock is traded on the Nasdaq National Market under the symbol “VIGN.” On February 10, 2004, the closing price of our common stock was $2.43 per share. You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this offer.

See “Risks of Participating in the Offer” beginning on page 14 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

If you participate in this offer, you must complete and sign the attached election form, and fax it to Human Resources at fax number (512)-741-4100 or hand deliver it to Human Resources at Vignette Corporation, 1301 South MoPac Expressway, Suite 100, Austin, TX 78746-5776 before 5:00 p.m., Central Time, on March 12, 2004. Only responses that are complete, signed and actually received by Human Resources by the deadline will be accepted. Responses submitted by U.S. mail and Federal Express are not permitted.

Neither the United States Securities and Exchange Commission (SEC) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

You should direct questions about this offer or requests for additional copies of this offer to exchange and the other option exchange program documents to Karen Newell at (512)-741-4726.

Offer to Exchange dated February 12, 2004.

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You should rely on the information contained in this offer to exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of the new options in any jurisdiction where the offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions. You should not assume that the information provided in this offer to exchange is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer to exchange. This offer to exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

TABLE OF CONTENTS

SUMMARY TERM SHEET AND Q&A		1

RISKS OF PARTICIPATING IN THE OFFER		14

THE OFFER		32

1.	Eligibility	32
2.	Number of options; expiration date	32
3.	Purpose of the offer	34
4.	Procedures for electing to exchange options	35
5.	Withdrawal rights and change of election	37
6.	Acceptance of options for exchange and issuance of new options	38
7.	Conditions of the offer	39
8.	Price range of shares underlying the options	41
9.	Source and amount of consideration; terms of new options	42
10.	Information concerning Vignette	47
11.	Interests of directors and executive officers; transactions and arrangements concerning the options	48
12.	Status of options acquired by us in the offer; accounting consequences of the offer	50
13.	Legal matters; regulatory approvals	50
14.	Material U.S. federal income tax consequences	50
15.	Terms of the offer specific to participants residing outside of the U.S.	52
16.	Extension of offer; termination; amendment	52
17.	Fees and expenses	53
18.	Additional information	53
19.	Financial statements	54
20.	Miscellaneous	55

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SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this offer. You should carefully read this entire offer, the accompanying letter from our President and Chief Executive Officer, Thomas E. Hogan, dated February 12, 2004, and the election and withdrawal forms together with their associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this offer and the other offer documents. We have included in this summary references to other sections in this offer to help you find a more complete description of these topics.

Q1.	What is the offer?

A1.	This offer is a voluntary opportunity for eligible employees to exchange outstanding options for new options. The following are some of the terms used in this offer:

•	“eligible employee” refers to employees of Vignette or its subsidiaries in the United States, Australia, Canada, France, Germany, Italy, Spain, or the United Kingdom who remain employed in such locations through the cancellation date. Our Chief Executive Officer and employees who are section 16 officers are ineligible to participate in the offer.

•	“offering period” refers to the period from the commencement of this offer to the expiration date. We expect that this period will commence on February 12, 2004 and end at 5:00 p.m., Central Time, on March 12, 2004.

•	“exchanged options” refers to all options that you exchange pursuant to this offer.

•	“new options” refers to the options issued pursuant to this offer that replace your exchanged options.

•	“required options” are options granted on or after August 12, 2003, regardless of the exercise price, that must be tendered for exchange if you wish to participate in this offer. This includes options granted to you during the offering period.

•	“expiration date” refers to the date that this offer expires. We expect that the expiration date will be March 12, 2004 at 5:00 p.m., Central Time. We may extend the expiration date at our discretion. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•	“cancellation date” refers to the first U.S. business day after the expiration date. This is the date when exchanged options will be cancelled. We expect that the cancellation date will be March 15, 2004. If the expiration date is extended, then the cancellation date will be similarly extended.

•	“new option grant date” refers to the date we grant the new options, which will generally be on the first U.S. business day that is at least six (6) months and one (1) day after the cancellation date. We expect that the new option grant date will be on September 16, 2004. If the expiration date is extended, then the new option grant date will be similarly extended.

•	“eligible location” refers to the United States, Australia, Canada, France, Germany, Italy, Spain, or the United Kingdom. You must be employed by Vignette or one of its subsidiaries in one of these countries and remain so employed through the cancellation date in order to be an eligible employee. To receive your new option, you must remain employed by Vignette or one of its subsidiaries in an eligible location through the new option grant date.

•	“Section 16 officers” or “executive officers” refers to those officers of Vignette listed on Schedule A to this offer to exchange, who are officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

•	“Vice President” refers to employees whose job title includes the term vice president, or any employee job whose job is designated as a Vice President in Vignette’s job compensation categories.

Q2.	How do I participate in this offer?

A2.	If you choose to participate in this offer, you must do the following before 5:00 p.m., Central Time, on March 12, 2004:

1.	Properly complete and sign the attached election form.

2.	Deliver the completed and signed election form to Human Resources either via facsimile at (512)-741-4100 or by hand at Vignette, 1301 South MoPac Expressway, Suite 100, Austin, TX 78746-5776.

You should note that if you elect to exchange any options in this offer, you must elect to exchange all options granted to you on or after August 12, 2003 if you have any. This includes any options granted to you during the offering period. If you forget to list these options on your election form, they will automatically be tendered for you.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer. (See Section 4)

We may extend this offer. If we extend this offer, we will issue a press release, email or other communication disclosing the extension no later than 8:00 a.m., Central Time, on the first U.S. business day following the previously scheduled expiration date.

The delivery of all documents, including election forms, is at your risk. We intend to confirm the receipt of your election form and/or any withdrawal form by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation, you must confirm that we have received your election form and/or any withdrawal form. (See Section 4)

Q3.	Why are we making this offer?

A3.

We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to motivate our employees to perform at high levels and provide an effective means of recognizing their contributions to our success. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide eligible employees with the opportunity to own options that over time may have a greater potential to increase in value. We believe this will create better performance incentives for eligible employees, and as a result, maximize stockholder value. (See Section 3)

Q4.	Who may participate in this offer?

A4.	You may participate in this offer if you are an eligible employee at the time of this offer and you remain an eligible employee through the cancellation date. Eligible employees are employees of Vignette or its subsidiaries in the United States, Australia, Canada, France, Germany, Italy, Spain, or the United Kingdom. Our Chief Executive Officer and employees who are section 16 officers are ineligible to participate in the offer and are not eligible employees. (See Section 1)

Q5.	Are employees outside of the United States eligible to participate?

A5.	Yes. Employees of Vignette or its subsidiaries who live and work in Australia, Canada, France, Germany, Italy, Spain, or the United Kingdom are eligible to participate. (See Section 1) For compensatory reasons, employees who live and work in other countries are not eligible to participate in this offer.

Please be sure to read the appropriate country-specific Schedule of this offer to exchange dealing with the applicable tax consequences of the exchange in your country of residence.

Q6.	What securities are you offering to exchange?

A6.	We are offering to exchange outstanding, unexercised options to purchase shares of our common stock held by eligible employees that have an exercise price equal to or greater than $4.00 per share. We are generally not accepting options with exercise prices less than $4.00 per share; however if you elect to participate in this offer, you must also exchange all options granted to you on or after August 12, 2003, regardless of their exercise price. This includes any options granted to you during the offering period. (See Section 2)

In exchange, we will grant new stock options under the 1999 Supplemental Stock Option Plan. (See Section 9)

Q7.	When does this offer end?

A7.	This offer ends at 5:00 p.m., Central Time, on March 12, 2004. We refer to this date and time as the expiration date, unless we extend the period during which the offer will remain open. If we extend the offer, the term expiration date will refer to the time and date at which the extended offer expires. (See Section 2)

Q8.	How many new options will I receive for the options that I exchange?

A8.	The number of new options that you receive will depend on the exercise price of the options tendered for exchange (See Section 2).

•	An option grant to purchase Vignette common stock with an exercise price per share greater than or equal to $4.00 but less than or equal to $6.00 per share will be exchanged for a new option grant to purchase one (1) share of Vignette common stock for every two (2) shares of Vignette common stock represented by the option tendered (rounded up to the nearest whole share on a grant-by-grant basis).

•	An option grant to purchase Vignette common stock with an exercise price per share greater than $6.00 but less than or equal to $8.00 will be exchanged for a new option grant to purchase one (1) share of Vignette common stock for every three (3) shares of Vignette common stock represented by the option tendered (rounded up to the nearest whole share on a grant-by-grant basis).

•	An option grant to purchase Vignette common stock with an exercise price per share greater than $8.00 will be exchanged for a new option grant to purchase one (1) share of Vignette common stock for every five (5) shares of Vignette common stock represented by the option tendered (rounded up to the nearest whole share on a grant-by-grant basis).

•	If you participate in this offer, you must exchange all options granted to you on or after August 12, 2003, regardless of the exercise price, if you have any. This includes any options granted to you during the offering period. Required options with exercises prices below $4.00 will be exchanged for a new option to purchase one (1) share of Vignette common stock for every one (1) share of Vignette common stock represented by the options tendered.

The number of new options that you receive will also be adjusted if there are any stock splits, subdivisions, combinations, stock dividends or similar events that occur after the cancellation date but before the new option grant date. We reserve the right, in our discretion, to consolidate or separate your new options into one or more separate option grants. (See Section 2)

Examples

If you are an eligible employee and you exchange 900 options with an exercise price greater than or equal to $4.00 per share but less than or equal to $6.00 per share, you are eligible to receive 450 new options, if your exchanged option was granted prior to August 12, 2003. If you are an eligible employee and you exchange 900 options with an exercise price greater than $6.00 per share but less than or equal to $8.00 per share, you are eligible to receive 300 new options if your exchanged option was granted prior to August 12, 2003. If you are an eligible employee and you exchange 900 options with an exercise price greater than $8.00 per share, you are eligible to receive 180 new options if your exchanged option was granted prior to August 12, 2003. If you are an eligible employee participating in the offer and you exchange 900 required options (that is, options granted on or after August 12, 2003) with an exercise price less than $4.00 per share, you are eligible to receive 900 new options in exchange. (See Sections 2 and 6)

Q9.	What will be the exercise price of my new options?

A9.

Except as otherwise set forth on a country-specific Schedule, the exercise price of the new options granted to employees other than employees with the title of Vice President will be the fair market value of our common stock on the date of grant, which will be the closing price of our common stock on the new option grant date. The new option grant date is expected to be September 16, 2004. (See Section 9)

In the case of an employee with the title of Vice President, the exercise price per share of the new options will generally be the greater of (1) the fair market value of our common stock on the cancellation date, which will generally be equal to closing price of our common stock reported by the Nasdaq National Market on the cancellation date or (2) the fair market value of our common stock on the date of grant, which will generally be equal to the closing price of our common stock on the new option grant date. (See Section 9)

The exercise price of the new options may vary in Italy, as described herein in the country-specific Schedules.

We cannot predict the exercise price of the new options. Because we will grant new options on the first U.S. business day that is at least six (6) months and one (1) day after the cancellation date, the new options may have a higher exercise price than some or all of your current options. (See Section 9)

Q10.	When will my new options vest?

A10.	Except as otherwise set forth on a country-specific Schedule, each new option will generally vest as described below, subject to your continued service to Vignette through each relevant vesting date. Any prior vesting of your exchanged options will positively impact the vesting schedule of your new options. (see Section 9)

•	Six months after the new option grant date (which is approximately one year after the cancellation date), each new option (except new options granted in exchange for required options) will vest and become exercisable as to the same percentage that the outstanding shares of the exchanged option were vested at the cancellation date. Thereafter, each new option will become exercisable as to an additional 6.25% of the shares subject to the new option for each quarter of continuous service with us.

The following is an example of the vesting schedule for a new option not granted in exchanged for a required option:

•	An employee tenders for exchange an option grant that is not a required option for 1,000 shares that vests quarterly over four years and is 25% vested at the time of cancellation (i.e., 250 out of 1,000 shares are vested). The employee has not exercised any of the 250 vested shares.

•	The new grant occurs six (6) months and one (1) day after the cancellation date.

•	The new option will vest as to 25% of the shares subject to the new option six months after the new option grant date, and will vest as to an additional 6.25% of the shares per quarter of continuous service thereafter.

•	New options granted in exchange for required options will vest in 6.25% of the shares subject to the option per quarter of continuous service from the required option’s original vesting commencement date.

The following is an example of the vesting schedule for a new option granted in exchanged for a required option:

•	An employee tenders for exchange a required option for 1,000 shares with a vesting commencement date of January 1, 2004.

•	The new grant occurs six (6) months and one (1) day after the cancellation date.

•	The new option will vest as to 6.25% of the shares per quarter of continuous service thereafter calculated from January 1, 2004.

Notwithstanding anything above to the contrary, we reserve the right to make minor modifications to the vesting schedule of any new options to eliminate fractional vesting (such that a whole number of shares will vest on each vesting date). In addition, for employees on approved leave of absence, vesting will be adjusted to reflect the terms of your leave in accordance with our company policy.

Q11.	Are there circumstances under which I would not be granted new options?

A11.	Yes. If, for any reason, you are no longer employed by Vignette on the new option grant date, you will not receive any new options. This includes your voluntary termination, your involuntary termination and any termination that occurs in connection with any headcount consolidations or reductions-in-force that we undertake as a result of business necessity, our pending purchase of Tower Technology PTY Limited or any other transaction. Unless expressly provided otherwise by the applicable laws of a non-U.S. jurisdiction, your employment with Vignette will remain “at-will” regardless of your participation in the offer and can be terminated by you or us at any time, with or without cause or notice. (See Section 1)

Moreover, even if we accept your options, we will not grant new options to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting new options as a result of changes in SEC or Nasdaq rules or the laws of a non-U.S. jurisdiction. We do not anticipate any such prohibitions at this time. (See Section 13)

Q12.	Am I required to participate in this option exchange?

A12.	No. Participation in this offer is completely voluntary. However, if you participate in this offer, you must exchange all options granted on or after August 12, 2003, if you have any (including any options granted to you during the offering period). (See Section 2)

Q13.	If I participate in this offer, do I have to exchange all of my options?

A13.

No. Except as described below, you may pick and choose which of your outstanding options you wish to exchange. You should note though that we are not accepting partial tenders of options. This means that you may not elect to exchange only some of the shares covered by any particular option. However, you may elect to exchange the remaining portion of any option that you have partially exercised. The result is that you may elect to exchange one or more of your option grants, but you must elect to exchange all of the unexercised shares subject to each grant or none of the shares for that particular grant. For example and except as otherwise described below, if you hold (1) an eligible option to purchase 1,000 shares at $20.50 per share, 700 of which you have already exercised, (2) an eligible option to purchase 1,000 shares at an exercise price of $35.00 per share, and (3) an eligible option to purchase 2,000 shares at an exercise price of $16.25 per share, you may elect to exchange:

•	your first option covering 300 remaining unexercised shares,

•	your second option covering 1,000 unexercised shares,

•	your third option covering 2,000 unexercised shares,

•	two of your three options,

•	all three of your options, or

•	none of your options.

These are your only choices in the above example. You may not elect, for example, to exchange your first option with respect to only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants. (See Section 2)

However, if you elect to participate in the offer, you must exchange all options granted on or after August 12, 2003, if you have any. This includes any options granted to you during the offering period. (See Section 2)

Q14.	When will my exchanged options be cancelled?

A14.	Your exchanged options will be cancelled on the first U.S. business day following the expiration date. We expect that the cancellation date will be March 15, 2004, unless the offer period is extended. (See Section 6)

Q15.	Once I surrender my exchanged options, is there anything I must do to receive the new options?

A15.	To receive new options, you must remain employed by Vignette in an eligible location through the new option grant date.

As discussed above, we will grant new options on the first U.S. business day that is at least six (6) months and one (1) day after the cancellation date. We expect that the new option grant date will be September 16, 2004. If, for any reason, you do not remain employed by Vignette in an eligible location through the new option grant date, you will not receive any new options or other benefit in exchange for your exchanged options. Unless expressly provided otherwise by the applicable laws of a non-U.S. jurisdiction, your employment with Vignette remains “at will” and can be terminated by you or Vignette at any time, with or without cause or notice. (See Section 1)

Q16.	When will I receive my new options?

A16.	We will send you a promise to grant stock options promptly after the cancellation date. The promise to grant stock options represents our commitment to grant you a new option on the new option grant date, provided that you remain employed by Vignette in an eligible location through the new option grant date. If you do not receive a promise to grant stock options within several U.S. business days after the expiration date, please contact Human Resources by telephone at (512)-741-4681. (See Section 6)

The new option grant date will be the first U.S. business day that is at least six (6) months and one (1) day after the date on which we cancel the options accepted for exchange. We expect the new option grant date to be September 16, 2004. (See Section 6)

Q17.	If I participate in this offer, will I receive other option grants before I receive my new options?

A17.	No. If you participate in this offer, you will not receive any other option grants between the cancellation date and the new option grant date. Current accounting rules prohibit us from granting additional options to participants in the offer for a period of six (6) months and one (1) day after the cancellation date, without potentially significant adverse accounting consequences to Vignette. The only options we currently intend to issue between the cancellation date and the new option grant date will be to newly hired employees or non-employee directors. (See Section 6)

You may receive new option grants during the offer period, however, if you participate in this offer, you must exchange all options granted on or after August 12, 2003, including options granted during the offer period.

Q18.	Why do I have to exchange options granted on or after August 12, 2003, if I choose to participate?

A18.	Under current accounting rules, options that were granted during the six-month period before this offer commenced and the six-month period after the cancellation date could be viewed as “replacement” options for the exchanged options. As such, accounting rules would require unfavorable accounting treatment to Vignette for these replacement options. (See Section 12)

Q19.	What evidence will I have of Vignette’s promise to grant new options to me on the new option grant date?

A19.	Vignette will deliver to you a written promise to grant the new options to you on the new option grant date. Vignette will deliver the written promise to you promptly after the cancellation date. If you do not receive a promise to grant stock options within several U.S. business days after the expiration date, please contact Human Resources by telephone at (512)-741-4681. (See Section 6)

Q20.	Why won’t I receive my new options immediately after the expiration date?

A20.	Current accounting rules require that options granted within six (6) months of cancelled options be treated as variable awards. The accounting for variable awards can result in Vignette’s recognition of expenses that would reduce earnings. This means that if we granted new options within six (6) months of the cancellation date, we would be required to record as compensation expense the non-cash accounting impact of increases in our stock price. This expense would be measured at each quarter or year end. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six (6) months and one (1) day, we believe that we will not have to treat the new options as variable awards under current accounting rules. (See Section 12)

Q21.	Can I exchange shares of Vignette common stock that I acquired upon exercise of Vignette options?

A21.	No. This offer relates only to outstanding Vignette options. You may not exchange shares of Vignette common stock in this offer. (See Section 2)

Q22.	Is this a repricing of options?

A22.	No. This is a stock option exchange offer. Current accounting rules require that the repricing of options be accounted for as variable awards which would result in unfavorable accounting consequences for Vignette. If we repriced your options, our potential for profitability in the future would be significantly reduced because we would be required to record a charge against earnings with respect to any future appreciation of our common stock underlying the repriced options. (See Section 12)

Q23.	Why can’t you just grant me additional options?

A23.	Because of the large number of underwater options outstanding, granting additional options covering the same aggregate number of shares of common stock as the outstanding eligible options could have severe negative impact on our dilution, outstanding shares and earnings per share. Additionally, we have a limited number of options that we may grant without stockholder approval, and our current reserves must be conserved for ongoing grants and new hires. We believe this program is in the best interests of our employees and stockholders to give incentive to our employees with appropriate stock options, reduce the outstanding stock option overhang, and conserve options for future grants. (See Section 3)

Q24.	Will I be required to give up all of my rights under the cancelled options?

A24.	Yes. Once we have accepted your exchanged options, your exchanged options will be cancelled and you will no longer have any rights under those options. We intend to cancel all exchanged options on the first U.S. business day following the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be March 15, 2004. (See Section 6)

Q25.	Will the terms and conditions of my new options be the same as my exchanged options?

A25.	No. The exercise price and vesting schedule of the new options will likely be different than the exercise price and vesting schedule of the exchanged options. Other terms and conditions of your new options may vary from the terms and conditions of your exchanged options, but such changes generally will not substantially and adversely affect your rights, except that new options will be nonstatutory options for U.S. tax purposes, the new options will have a maximum term of eight (8) years and except as otherwise provided in the country-specific Schedules. (See Section 9)

Q26.	What if Vignette is acquired by another company?

A26.

Although we are not anticipating any such acquisition at this time, if we merge or consolidate with or are acquired by another entity between the expiration date and the new option grant date, then the resulting entity will be obligated to grant the new options under the same terms as provided in this offer. However, the type of security and the number of shares covered by each new option would be adjusted based on the consideration per share given to holders of options to acquire our common stock that are outstanding at the time of the acquisition. For employees who do not have titles of Vice President, such new option will generally have an exercise price equal to the fair market value (as defined under the applicable option plan) of the acquiror’s stock on the new option grant date; for employees who have titles of Vice President, a conversion formula will be used so that the exercise price of the new options will be based on the fair market value of the acquiror’s stock, but will still conform to the ‘higher of’ formulation set out in this offer to exchange. As a result of this adjustment, you may receive options for more or fewer shares of the acquiror’s common stock than the number of shares subject to the eligible options that you exchange or than the number you would have received pursuant to a new option if no acquisition had occurred.

Regardless of any such or acquisition or similar transaction, the new option grant date will be on the first U.S. business day that is at least six (6) months and one (1) day after the cancellation date. Consequently, you may not be able to exercise your new options until after the effective date of the merger, consolidation or acquisition. If you submit your options in the exchange and the merger, consolidation or acquisition occurs after the expiration date but before the new option grant date, you will not be able to exercise your option to purchase our common stock before the effective date of the acquisition or similar transaction.

You should be aware that these types of transactions could significantly affect our stock price, including potentially substantially increasing the price of our shares. Depending on the timing and structure of a transaction of this type, you might lose the benefit of any price appreciation in our common stock resulting from an acquisition or similar transaction. The exercise price of new options granted to you after the announcement of a merger, consolidation or acquisition of Vignette would reflect any appreciation in our stock price resulting from the announcement, and could therefore exceed the exercise price of your current options. This could result in option holders who do not participate in this offer receiving a greater financial benefit than option holders who do participate. In addition, your new options may be exercisable for stock of the acquiror, not Vignette common stock, while option holders who decide not to participate in this offer could exercise their options before the effective date of the acquisition or similar transaction and sell their Vignette common stock before the effective date.

Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the grant of the new options under this option exchange program. Termination of your employment for this or any other reason before the new options are granted means that you will receive neither new options, nor any other benefit for your cancelled options. (See Section 9)

Q27.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?

A27.	If you choose not to participate or your options are not accepted for exchange, your existing options will (i) remain outstanding until they expire by their terms, (ii) retain their current exercise price, and (iii) retain their current vesting schedule. (See Section 6)

Q28.	How does Vignette determine whether an option has been properly tendered?

A28.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt), and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn, subject to the terms of this offer. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election form and we will not incur any liability for failure to give any notice. (See Section 4)

Q29.	Will I have to pay taxes if I participate in the offer?

A29.	If you participate in the offer and are a citizen or resident of the U.S., you should not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange. On the new option grant date, you will not be required under current law to recognize income for U.S. federal income tax purposes. However, you may have taxable income when you exercise your new options or when you sell your shares. (See Section 14)

If you are a resident of or are otherwise subject to tax in a country outside of the U.S., your tax consequences with respect to the exchange may vary from those tax consequences described above. Please be sure to refer to the country-specific Schedules for a discussion of the tax and legal consequences of electing to participate in the offer in your country of residence. Tax consequences may vary depending on each individual option holder’s circumstances. (See country-specific Schedule)

You should consult with your own tax advisor to determine the personal tax consequences to you of participating in this offer. If you are a resident of or subject to the tax laws in more than one country, you should be aware that there might be additional tax and social insurance consequences that may apply to you. Please be sure to consult you personal tax advisors.

Q30.	Will my new options be incentive stock options or nonstatutory stock options for United States tax purposes?

A30.	The new options granted in exchange for your old options will be nonstatutory stock options for U.S. tax purposes. We recommend that you read the tax discussion in this offer to exchange and discuss the personal tax consequences of nonstatutory stock options with your financial, legal and/or tax advisors. (See Sections 9 and 14)

Q31.	When will my new options expire?

A31.	Your new options will expire eight (8) years from the new option grant date, or earlier if your employment with Vignette terminates. (See Section 9)

Q32.	Will I receive a new option agreement?

A32.	Yes. All new options will be subject to the terms and conditions of the 1999 Supplemental Stock Option Plan and to a new option agreement(s) between you and Vignette (See Section 9).

Q33.	Is there any chance Vignette will not proceed with the option exchange?

A33.	Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this offer to exchange. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered eligible options, though we may do so at our discretion.

In addition, prior to the expiration date, we may change the offer for any reason. (See Section 7)

Q34.	If you extend the offer, how will you notify me?

A34.	If we extend this offer, we will issue a press release or other public announcement disclosing the extension no later than 8:00 a.m., Central Time, on the next U.S. business day following the previously scheduled expiration date. (See Sections 2 and 16)

Q35.	How will you notify me if the offer is changed?

A35.	If we change the offer, we will issue a press release or other public announcement disclosing the change no later than 8:00 a.m., Central Time, on the next U.S. business day following the day we change the offer. We will also send an email to all eligible employees. (See Sections 2 and 16)

Q36.	Can I change my mind and withdraw from this offer?

A36.	Yes. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date. If we extend the expiration date, you may withdraw your election at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. (See Section 5)

Q37.	How do I withdraw my election?

A37.	To withdraw your election, you must do the following before the expiration date:

1.	Properly complete and sign the attached withdrawal form.

2.	Deliver the completed and signed election form to Human Resources either via facsimile at (512)-741-4100 or by hand at Vignette Corporation, 1301 South MoPac Expressway, Suite 100, Austin, TX 78746-5776. (See Section 5)

Q38.	What if I withdraw my election and then decide again that I want to participate in this offer?

A38.	If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed election form before the expiration date that is signed and dated after the date of your withdrawal form. (See Question and Answer 2 and Section 5)

Q39.	Can I change my mind about which options I want to exchange?

A39.	Yes. You may change your mind after you have submitted an election form and change the options you elect to exchange at any time before the expiration date. If we extend the expiration date, you may change your election at any time until the extended offer expires. You may elect to exchange additional options, or you may choose to exchange fewer options. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. Please be sure that any new election form you submit includes all the options you wish to exchange and is clearly dated after your last-submitted election or withdrawal form. (See Section 5)

Q40.	How do I change my election to exchange a particular option?

A40.	To change your election to exchange any particular options, you must do the following before the expiration date:

1.	Properly complete and sign a new election form, indicating each option you now wish to exchange. Note that this new election form will supercede and replace any election or cancellation forms previously submitted.

2.	Deliver the completed and signed election form to Human Resources either via facsimile at (512)-741-4100 or by hand at Vignette Corporation, 1301 South MoPac Expressway, Suite 100, Austin, TX 78746-5776. (See Section 5)

To withdraw your election to exchange only some of your options, you must do the following before expiration date:

1.	Properly complete and sign the attached withdrawal form, indicating each option you wish to withdraw from the offer.

2.	Deliver the completed and signed election form to Human Resources either via facsimile at (512)-741-4100 or by hand at Vignette Corporation, 1301 South MoPac Expressway, Suite 100, Austin, TX 78746-5776. (See Section 5)

Q41.	Are you making any recommendation as to whether I should exchange my eligible options?

A41.	No. We are not making any recommendation as to whether you should accept this offer. You must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor. (See Section 3)

Q42.	Who can I talk to if I have questions about the offer, or if I need additional copies of the offer documents?

A42.	For additional information or assistance, you should contact:

Karen Newell

Shareholder Services Manager

Vignette Corporation

1601 South MoPac Expressway

Austin, TX 78746-5776

shareholdersvcs@vignette.com

(512)-741-4726

(See Section 10)

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks, including those described below. This list and the risk factors under the heading entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the fiscal year ended December 31, 2002, and subsequent quarterly reports on Form 10-Q filed with the United States Securities and Exchange Commission (SEC) highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this offer to exchange discussing the tax consequences in the United States, as well as the rest of this offer to exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in the exchange offer.

In addition, this offer and our SEC reports referred to above include “forward-looking statements.” When used in this offer to exchange, the words “anticipate,” “believe,” “estimate,” “expect,” “intend” and “plan” as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our products or services or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors elsewhere in this offer to exchange. You should carefully consider these risks, in addition to the other information in this offer to exchange and in our other filings with the SEC. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the offer.

The following discussion should be read in conjunction with the financial statements and notes to the financial statements attached as Schedule I, as well as our most recent Forms 10-K, 10-Q and 8-K. We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof.

Economic Risks

If the Price of Our Common Stock Increases After the Date on Which Your Options Are Cancelled, Your Cancelled Options Might be Worth More Than the New Options That You Receive in Exchange for Them.

For example, if you cancel options with an exercise price of $5.00 per share, and the price of our common stock increases to $7.00 per share when the new options are granted, your new option will have a higher exercise price than the cancelled option.

If We Are Acquired by or Merge With Another Company (Where We Are Not the Surviving Corporation), Your Cancelled Options Might be Worth More Than the New Options That You Receive in Exchange for Them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. The exercise price of new options granted to you after the announcement of a merger or acquisition of Vignette would reflect any appreciation in our stock price resulting from the announcement, and could therefore exceed the exercise price of your current options. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

Regardless of any such merger, consolidation or acquisition, the new option grant date will be on the first U.S. business day that is at least six (6) months and one (1) day after the cancellation date. Consequently, you may not be able to exercise your new options until after the effective date of the merger or acquisition. If you submit your options in the exchange and the merger or acquisition occurs after the expiration date but before the new option grant date, you will not be able to exercise your option to purchase our common stock before the effective date of the merger or acquisition; instead, your new options would be exercisable for stock of the acquiror, not Vignette common stock, while option holders who decide not to participate in this offer could exercise their options before the effective date of the merger or acquisition and sell their Vignette common stock before the effective date.

Finally, if we are acquired or merge, the acquiror may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the new option grant date. Termination of your employment for this or any other reason before the new option grant date means that you will not receive any new options, and will not receive any other benefit for your exchanged options.

If Your Employment Terminates Before We Grant the New Options, Including as the Result of a Reduction-In-Force or Another Company’s Acquisition of Us, You Will Neither Receive a New Option Nor Have Any of Your Cancelled Options Returned to You.

Once we cancel the options that you elect to exchange, all of your rights under the options terminate. Accordingly, if your employment with us terminates for any reason, including as the result of a reduction-in-force or another company acquiring us, before the grant of the new options, you will have the benefit of neither the cancelled option nor any new option. Our revenues depend on the health of the economy and the growth of our customers and potential customers. If world-wide economic conditions remain stagnant or worsen, we may experience a material adverse impact on our business, operating results, and financial condition and may undertake various measures to reduce our expenses including a reduction-in-force. We also have signed an agreement to acquire Tower Technology PTY Limited; in the past, we have sometimes done headcount consolidations and reductions-in-force after an acquisition of this kind. Should your employment be terminated as part of any such reduction-in-force, you will have the benefit of neither the cancelled option nor any new option.

While we don’t currently anticipate an acquisition of Vignette, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the new option grant date. If your employment terminates for this or any other reason before the new option grant date you will not receive a new option, nor will you receive any other benefit for your options that were cancelled.

Tax-Related Risks

Your New Option Will be a U.S. Nonstatutory Stock Option, Whereas Your Cancelled Option May Have Been an Incentive Stock Option.

If you are a U.S. employee (other than an executive officer), whose exchanged option is an incentive stock option for U.S. tax purposes, your new option will be a nonstatutory stock option. In general, nonstatutory stock options may be less favorable to you from a tax perspective. For more detailed information, please read the rest of the offer to exchange, and see the tax disclosure set forth under the section entitled “Material U.S. federal income tax consequences.”

Tax-Related Risks for Tax Residents Outside the U.S.

If you are a tax resident or citizen of a foreign jurisdiction, you should refer to the country-specific Schedules for a discussion of some of the tax and legal consequences that may apply to you.

Tax-Related Risks for Tax Residents of Multiple Countries.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social security consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

Business-Related Risks

We Expect to Incur Future Losses.

We have not achieved profitability and we may incur net operating losses in the coming quarter and potentially in future quarters. To date, we have primarily funded our operations from the sale of equity securities. We expect to continue to incur significant product development, sales and marketing, and administrative expenses and, as a result, we will need to generate significant revenues to achieve and subsequently maintain profitability. We cannot be certain that we will achieve sufficient revenues for profitability. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future.

Our Limited Operating History Makes Financial Forecasting Difficult.

We were founded in December 1995 and thus have a limited operating history. As a result of our limited operating history, we cannot forecast revenue and operating expenses based on our historical results. Accordingly, we base our expenses in part on future revenue projections. Most of our expenses are fixed in the short term and we may not be able to quickly reduce spending if our revenues are lower than we had projected. Our ability to forecast accurately our quarterly revenue is limited because our software products have a long sales cycle that makes it difficult to predict the quarter in which sales will occur. We would expect our business, operating results and financial condition to be materially adversely affected if our revenues do not meet our projections and that net losses in a given quarter would be greater than expected.

Terrorist Activities and Resulting Military and Other Actions Could Adversely Affect Our Business

The continued threat of terrorism within the United States and abroad, military action in other countries, and heightened security measures may cause significant disruption to commerce throughout the world. To the extent that such disruptions result in delays or cancellations of customer orders, a general decrease in corporate spending on information technology, or our inability to effectively market, sell and deploy our software and services, our business and results of operations could be materially and adversely affected. We are unable to predict whether the threat of terrorism or the responses thereto will result in any long-term commercial disruptions or if such activities or responses will have a long-term material adverse effect on our business, results of operations or financial condition.

Recent Acquisitions and Our Pending Acquisition, Including Our Acquisitions of Epicentric, Inc., Intraspect Software, Inc and Our Pending Acquisition of Tower Technology PTY Limited (“Tower”), Could Be Difficult to Integrate, Disrupt Our Business, Dilute Stockholder Value and Adversely Affect Our Operating Results

We completed our acquisition of Epicentric, Inc. in December 2002 and our acquisition of Intraspect Software, Inc. in December 2003. Our acquisition of Tower is subject to customary closing conditions and we anticipate that the acquisition will close in March 2004. Failure to successfully address the risks associated with these acquisitions could harm our ability to fully integrate and market products based on the acquired technology. We may discover liabilities and risks associated with these acquisitions that were not discovered in our due diligence prior to signing the respective definitive merger agreements. Although, in each acquisition, a portion of the purchase price was placed in escrow to cover such liabilities, it is possible that the actual amounts required to cover such liabilities will exceed the escrow amount. Additionally, we may acquire other businesses in the future, which would complicate our management tasks. We may need to integrate widely dispersed operations that have different and unfamiliar corporate cultures. These integration efforts may not succeed or may distract management’s attention from existing business operations. Failure to successfully integrate acquisitions could seriously harm our business. Also, our existing stockholders would experience dilution if we financed the acquisitions by issuing equity securities.

We May Face Problems With Our Pending Acquisition of Tower Technology PTY Limited.

We Must Succeed in the Portal, Collaboration and Content Management Market as Well as the Enterprise Content Management and the Document and Records Management Markets if We Are to Realize the Expected Benefits of the Acquisition.

Our long-term strategic plan depends upon the successful development and introduction of products and solutions that address the needs of the portal, collaboration and content management market as well as the enterprise content management and the document and records management markets. In order for us to succeed in these markets, we must align strategies and objectives and focus a significant portion of our resources towards serving this market.

The challenges involved in this integration include the following:

•	coordinating and integrating international and domestic operations;

•	combining product offerings and product lines quickly and effectively;

•	successfully managing difficulties associated with transitioning current customers to new product lines;

•	demonstrating to our customers that the acquisition will not result in adverse changes in customer service standards or business focus;

•	retaining key alliances; and

•	persuading our employees that Vignette’s and Tower’s business cultures are compatible.

In addition, our success in this new market will depend on several factors, many of which are outside our control including:

•	continued growth of the portal, collaboration and content management market;

•	continued growth of the enterprise content management and document and records management markets;

•	deployment of the combined company’s products by enterprises; and

•	emergence of substitute technologies and products.

If we are unable to succeed in this market our business may be harmed and we may be prevented from realizing the anticipated benefits of the acquisition.

We Must Overcome Significant Challenges in Integrating Businesses Operations and Product Offerings in Order to Realize the Benefits of the Acquisition of Tower.

The acquisition will not achieve its anticipated benefits unless we successfully combine our operations with those of Tower and integrate the two companies’ business operations and products in a timely manner. Integrating Vignette and Tower will be a complex, time-consuming and expensive process and may result in revenue disruption and operational difficulties if not completed in a timely and efficient manner. Prior to the acquisition, each company operated independently, each with its own business, business culture, markets, clients, employees and systems. Following the acquisition, the we must operate as a combined organization utilizing common (1) information communication systems, (2) operating procedures, (3) financial controls and (4) human resource practices, including benefits, training and professional development programs. There may be substantial difficulties, costs and delays involved in the integration. These difficulties, costs and delays may include:

•	the potential difficulties of integrating international and domestic operations;

•	the potential disruption of our ongoing business and diversion of management resources;

•	the possibility that the business cultures will not be compatible;

•	the difficulty of incorporating acquired technology and rights into our products and services;

•	unanticipated expenses related to integration of operations;

•	the impairment of relationships with employees and customers as a result of any integration of new personnel;

•	potential unknown liabilities associated with the acquired business and technology of Tower;

•	costs and delays in implementing common systems and procedures, including financial accounting systems and customer information systems; and

•	potential inability to retain, integrate and motivate key management, marketing, technical sales and customer support personnel.

We may not succeed in addressing these risks or any other problems encountered in connection with the acquisition. If the benefits of the acquisition do not exceed the costs associated with the acquisition, including any dilution to our stockholders resulting from the issuance of shares in connection with the acquisition, our financial results could be harmed.

Delays in the Integration of Tower and its Technology Could Result in the Loss of the Benefits of the Acquisition.

We operate in a highly competitive environment, characterized by rapid technological change and evolution of standards and frequent new product introductions. In order to obtain the full potential benefits of the merger, we must promptly integrate Tower’s business operations and technology with our business operations, technology and product offerings. We cannot assure you that we will be able to integrate their technology offerings and operations quickly and smoothly. We may be required to spend additional time or money on integration, which would otherwise be spent on developing its business or other matters. If we do not integrate our operations and technology smoothly or if management spends too much time on integration issues, it could harm our business, financial condition and results of operations and diminish the benefits of the acquisition as well as harm our content management business.

Both Vignette and Tower Expect to Incur Significant Costs Associated With the Acquisition.

We estimate that we will incur direct transaction costs of approximately $3 million associated with the acquisition, which will be included as a part of the total purchase cost for accounting purposes. In addition, Tower anticipates incurring direct transaction costs of approximately $2.5 million. We believe the combined entity may incur charges to operations, which are not currently reasonably estimable, in the quarter in which the acquisition is completed or the following quarters, to reflect costs associated with integrating the two companies. We expect to incur an in-process research and development charge in the quarter in which the acquisition is completed and we expect ongoing charges for amortization of intangibles, consisting primarily of purchased technology, acquired in the acquisition. There can be no assurance that the combined company will not incur additional material charges in subsequent quarters to reflect additional costs associated with the acquisition.

Failure to Complete the Acquisition Could Harm Our Business and Could Cause a Decline in Our Stock Price.

Failure to complete the acquisition could harm our business in a number of ways. The transaction costs, including accounting, legal and certain financial advisory fees, must still be paid, without any offsetting benefits from the acquisition. Customers and strategic partners may delay or defer decisions concerning either company until the acquisition is completed or abandoned. In addition, if the acquisition is not completed, the market price of our common stock could decline, to the extent that the market price of our common stock reflects a market belief that the acquisition will be completed and its potential benefits realized.

The Market Price of Our Common Stock May Decline as a Result of the Acquisition.

The market price of our common stock could decline as a result of the acquisition, based on the occurrence of a number of events, including:

•	the failure to successfully integrate Tower;

•	delays or failure in the integration of Tower technology;

•	the belief that we have not realized the perceived benefits of the acquisition of Tower in a timely manner or at all; and

•	the potential negative effect of the acquisition on our operating results, including the impact of amortization of intangible assets, other than goodwill, created by the acquisition.

There May Be Sales of Substantial Amounts of Our Common Stock After the Acquisition, Which Could Cause Our Stock Price to Fall.

A substantially large number of shares of our common stock may be sold into the public within a short period of time following the closing of the acquisition. As a result, our stock price could fall. Of the approximately 29,814,035 shares of our common stock to be issued in connection with the acquisition, no less than 40%, or approximately 11,925,000 shares will be immediately available for resale (after the applicable registration statement becomes effective) by the former shareholders of Tower. Under the lock-up agreements, the remaining shares will be released and available for sale in the public market in varying amounts between the registration date and 360 days after the closing date of the acquisition. In comparison, the average daily trading volume of our common stock for the five-day period ending on February 10, 2004, was approximately 1,922,999 shares. A sale of a large number of newly-released shares of our common stock could therefore result in a sharp decline in our stock price. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock.

We Expect Our Quarterly Revenues and Operating Results to Fluctuate

Our revenues and operating results have varied significantly from quarter to quarter in the past and we expect that our operating results will continue to vary significantly from quarter to quarter. A number of factors are likely to cause these variations, including:

•	Demand for our products and services;

•	The timing of sales of our products and services;

•	The timing of customer orders and product implementations;

•	Seasonal fluctuations in information technology purchasing;

•	Unexpected delays in introducing new products and services;

•	Increased expenses, whether related to sales and marketing, product development, product migration and customer support, or administration;

•	Changes in the rapidly evolving market for Web-based applications;

•	The mix of product license and services revenue, as well as the mix of products licensed;

•	The mix of services provided and whether services are provided by our own staff or third-party contractors;

•	The mix of domestic and international sales;

•	Difficulties in collecting accounts receivable;

•	Costs related to possible acquisitions of technology or businesses;

•	Global events, including terrorist activities, military operations and widespread epidemics; and

•	The general economic climate.

Accordingly, we believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful. Investors should not rely on the results of one quarter as an indication of future performance.

We will continue to invest in our research and development, sales and marketing, professional services and general and administrative organizations. We expect such overall spending, in absolute dollars, will remain relatively constant as compared to recent periods; however, if our revenue expectations are not achieved, our business, operating results or financial condition could be materially adversely affected and net losses in a given quarter would be greater than expected.

Our Quarterly Results May Depend on a Small Number of Large Orders

In previous quarters, we derived a significant portion of our software license revenues from a small number of relatively large orders. Our operating results could be materially adversely affected if we are unable to complete a significant order that we expected to complete in a specific quarter.

If We Experienced a Product Liability Claim We Could Incur Substantial Litigation Costs

Since our customers use our products for mission critical applications, errors, defects or other performance problems could result in financial or other damages to our customers. They could seek damages for losses from us, which, if successful, could have a material adverse effect on our business, operating results and financial condition. Although our license agreements typically contain provisions designed to limit our exposure to product liability claims, existing or future laws or unfavorable judicial decisions could negate or alter such limitation of liability provisions. Such claims, if brought against us, even if not successful, would likely be time consuming and costly.

We Depend on Increased Business from Our Current and New Customers and if We Fail to Grow Our Customer Base or Generate Repeat Business, Our Operating Results Could Be Harmed

If we fail to grow our customer base or generate repeat and expanded business from our current and new customers, our business and operating results would be seriously harmed. Many of our customers initially make a limited purchase of our products and services. Some of these customers may not choose to purchase additional licenses to expand their use of our products. Some of these customers have not yet developed or deployed initial applications based on our products. If these customers do not successfully develop and deploy such initial applications, they may not choose to purchase deployment licenses or additional development licenses. Our business model depends on the expanded use of our products within our customers’ organizations.

In addition, as we introduce new versions of our products or new products, our current customers may not require the functionality of our new products and may not ultimately license these products. Because the total amount of maintenance and support fees we receive in any period depends in large part on the size and number of licenses that we have previously sold, any downturn in our software license revenue would negatively impact our future services revenue. In addition, if customers elect not to renew their maintenance agreements, our services revenue could be significantly adversely affected.

Our Operating Results May Be Adversely Affected by Small Delays in Customer Orders or Product Implementations

Small delays in customer orders or product implementations can cause significant variability in our license revenues and operating results for any particular period. We derive a substantial portion of our revenue from the sale of products with related services. In certain cases, our revenue recognition policy requires us to substantially complete the implementation of our product before we can recognize software license revenue, and any end-of-quarter delays in product implementation could materially adversely affect operating results for that quarter.

In Order to Increase Market Awareness of Our Products and Generate Increased Revenue We Need to Continue to Strengthen Our Sales and Distribution Capabilities

Our direct and indirect sales operations must increase market awareness of our products to generate increased revenue. We cannot be certain that we will be successful in these efforts. Our products and services require a sophisticated sales effort targeted at the senior management of our prospective customers. All new hires will require training and will take time to achieve full productivity. We cannot be certain that our new hires will become as productive as necessary or that we will be able to hire enough qualified individuals or retain existing employees in the future. We plan to expand our relationships with systems integrators and certain third-party resellers to build an indirect influence and sales channel. In addition, we will need to manage potential conflicts between our direct sales force and any third-party reselling efforts.

Failure to Maintain the Support of Third-Party Systems Integrators May Limit Our Ability to Penetrate Our Markets

A significant portion of our sales are influenced by the recommendations of our products made by systems integrators, consulting firms and other third parties that help develop and deploy Web-based applications for our customers. Losing the support of these third parties may limit our ability to penetrate our markets. These third parties are under no obligation to recommend or support our products. These companies could recommend or give higher priority to the products of other companies or to their own products. A significant shift by these companies toward favoring competing products could negatively affect our license and services revenue. Additionally, these organizations may acquire or distribute software products that compete with our products in future periods. If they become our competitors, this could negatively affect our license and services revenue.

Our Lengthy Sales Cycle and Product Implementation Makes It Difficult to Predict Our Quarterly Results

We have a long sales cycle because we generally need to educate potential customers regarding the use and benefits of Web-based applications. Our long sales cycle makes it difficult to predict the quarter in which sales may fall. In addition, since we recognize a portion of our revenue from product sales upon implementation of our product, the timing of product implementation could cause significant variability in our license revenues and operating results for any particular period. The implementation of our products requires a significant commitment of resources by our customers, third-party professional services organizations or our professional services organization, which makes it difficult to predict the quarter when implementation will be completed.

We May Be Unable to Adequately Sustain a Profitable Professional Services Organization, Which Could Affect Both Our Operating Results and Our Ability to Assist Our Customers with the Implementation of Our Products

Customers that license our software often engage our professional services organization to assist with support, training, consulting and implementation of their Web solutions. We believe that growth in our product sales depends in part on our continuing ability to provide our customers with these services and to educate third-party resellers on how to use our products.

During recent quarters, our professional services organization achieved profitability; however, prior to 2000, services costs related to professional services had exceeded, or had been substantially equal to, professional services-related revenue. In this current economic climate, we make periodic capacity decisions based on estimates of future sales, anticipated existing customer needs, and general market conditions. Although we expect that our professional services-related revenue will continue to exceed professional services-related costs in future periods, we cannot be certain that this will occur.

We generally bill our customers for our services on a time-and-materials basis. However, from time to time we enter into fixed-price contracts for services, and may include terms and conditions that may extend the recognition of revenue for work performed into following quarters. On occasion, the costs of providing the services have exceeded our fees from these contracts and such contracts have negatively impacted our operating results.

We May Be Unable to Attract Necessary Third-Party Service Providers, Which Could Affect Our Ability to Provide Sufficient Support, Consulting and Implementation Services for Our Products

We are actively supplementing the capabilities of our services organization by contracting with and educating third-party service providers and consultants to also provide these services to our customers. We may not be successful in attracting additional third-party providers or in educating or maintaining the interest of current third-party providers. In addition, these third parties may not devote sufficient resources to these activities to meet customers’ demand to adequately supplement our services. Additionally, these organizations may acquire or distribute software products that compete with our products in future periods. If they become our competitors, this could negatively affect our revenue.

Our Business May Become Increasingly Susceptible to Numerous Risks Associated with International Operations

International operations are generally subject to a number of risks, including:

•	Expenses associated with customizing products for foreign countries;

•	Protectionist laws and business practices that favor local competition;

•	Changes in jurisdictional tax laws including laws regulating intercompany transactions;

•	Dependence on local vendors;

•	Multiple, conflicting and changing governmental laws and regulations;

•	Longer sales cycles;

•	Difficulties in collecting accounts receivable;

•	Foreign currency exchange rate fluctuations; and

•	Political and economic instability.

We recorded 25% of our total revenue for the nine months ended September 30, 2003 through licenses and services sold to customers located outside of the United States. We expect international revenue to remain a large percentage of total revenue and we believe that we must continue to expand our international sales activities in order to be successful. Our international sales growth will be limited if we are unable to establish appropriate foreign operations, expand international sales channel management and support organizations, hire additional personnel, customize products for local markets, develop relationships with international service providers and establish relationships with additional distributors and third-party integrators. In that case, our business, operating results and financial condition could be materially adversely affected. Even if we are able to successfully expand international operations, we cannot be certain that we will be able to maintain or increase international market demand for our products.

To date, a majority of our international revenues and costs have been denominated in foreign currencies. A majority of our international revenues and costs will be denominated in foreign currencies in the future. To date, we have not engaged in any foreign exchange hedging transactions and we are therefore subject to foreign currency risk.

In Order to Properly Manage Future Growth, We May Need to Continue to Improve Our Operational Systems on a Timely Basis

We have experienced periods of rapid expansion and contraction since our inception. Rapid fluctuations place a significant demand on management and operational resources. In order to manage such fluctuations effectively, we must continue to improve our operational systems, procedures and controls on a timely basis. If we fail to continue to improve these systems, our business, operating results and financial condition will be materially adversely affected.

We May Be Adversely Affected if We Lose Key Personnel

Our success depends largely on the skills, experience and performance of some key members of our management. If we lose one or more of our key employees, our business, operating results and financial condition could be materially adversely affected. In addition, our future success will depend largely on our ability to continue to retain and attract highly skilled personnel. Like other software companies, we face competition for qualified personnel, particularly in the Austin, Texas area. We cannot be certain that we will be successful in retaining, attracting and assimilating qualified personnel in the future.

We Have Relied and Expect to Continue to Rely on Sales of Our Vignette V/Series Product Line for Our Revenue

We currently derive a substantial portion of our revenues from the license and related upgrades, professional services and support of our Vignette V/Series software products. We have begun to market and sell our V7 offerings, but we cannot be certain how successful will be. We expect that we will continue to receive some revenue from our Vignette V6 product line for at least the next several quarters. If we do not continue to increase revenue related to our existing products or generate revenue from new products and services, our business, operating results and financial condition would be materially adversely affected.

Our Future Revenue is Dependent Upon Our Ability to Successfully Market Our Existing and Future Products

We expect that our future financial performance will depend significantly on revenue from existing and future software products and the related tools that we plan to develop. There are significant risks inherent in a product introduction, such as our new Vignette V7 software products and acquired products. Market acceptance of these and future products will depend on continued market development for Web applications and services and the commercial adoption of Vignette V7. We cannot be certain that either will occur. We cannot be certain that our existing or future products offering will meet customer performance needs or expectations when shipped or that it will be free of significant software defects or bugs. If our products do not meet customer needs or expectations, for whatever reason, upgrading or enhancing the product could be costly and time consuming.

If We are Unable to Meet the Rapid Changes in Software Technology, Our Existing Products Could Become Obsolete

The market for our products is marked by rapid technological change, frequent new product introductions and Internet-related technology enhancements, uncertain product life cycles, changes in customer demands, changes in packaging and combination of existing products and evolving industry standards. We cannot be certain that we will successfully develop and market new products, new product enhancements or new products compliant with present or emerging Internet technology standards. New products based on new technologies, new industry standards or new combinations of existing products as bundled products can render existing products obsolete and unmarketable. To succeed, we will need to enhance our current products and develop new products on a timely basis to keep pace with developments related to Internet technology and to satisfy the increasingly sophisticated requirements of our customers. Internet commerce technology, particularly Web-based applications technology, is complex and new products and product enhancements can require long development and testing periods. Any delays in developing and releasing enhanced or new products could have a material adverse effect on our business, operating results and financial condition.

We Face Intense Competition from Other Software Companies, Which Could Make it Difficult to Compete Successfully

Our market is intensely competitive. Our customers’ requirements and the technology available to satisfy those requirements continually change. We expect competition to persist and intensify in the future, including competition resulting from consolidations in the software industry.

Our principal competitors include: in-house development efforts by potential customers or partners; other vendors of software that directly address elements of Web-based applications; and developers of software that address only certain technology components of Web-based applications (e.g., content management, portal management, process, collaboration, integration or analytics). In addition, we face increased competition from large companies which include capabilities similar to our software in larger integrated product offerings.

Many of these companies have longer operating histories and significantly greater financial, technical, marketing and other resources than we do. Many of these companies can also leverage extensive customer bases and adopt aggressive pricing policies to gain market share. Potential competitors may bundle their products in a manner that may discourage users from purchasing our products.

Competitive pressures may make it difficult for us to acquire and retain customers and may require us to reduce the price of our software. We cannot be certain that we will be able to compete successfully with existing or new competitors. If we fail to compete successfully against current or future competitors, our business, operating results and financial condition would be materially adversely affected.

We Develop Complex Software Products Susceptible to Software Errors or Defects that Could Result in Lost Revenues, or Delayed or Limited Market Acceptance

Complex software products such as ours often contain errors or defects, particularly when first introduced or when new versions or enhancements are released. Despite internal testing and testing by current and potential customers, our current and future products may contain serious defects. Serious defects or errors could result in lost revenues or a delay in market acceptance, which would have a material adverse effect on our business, operating results and financial condition.

Our Product Shipments Could Be Delayed if Third-Party Software Incorporated in Our Products is No Longer Available

We integrate third-party software as a component of our software. If we cannot maintain licenses of and positive relationships with key third-party software providers, shipments of our products could be delayed or disrupted until equivalent software could be developed or licensed and integrated into our products, which could materially adversely affect our business, operating results and financial condition.

Our Business is Based on Our Intellectual Property and We Could Incur Substantial Costs Defending Our Intellectual Property from Infringement or a Claim of Infringement

In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We could incur substantial costs to prosecute or defend any such litigation. Although we are not involved in any such litigation which we believe is material to our business, if we become a party to litigation in the future to protect our intellectual property or as a result of an alleged infringement of other’s intellectual property, we may be forced to do one or more of the following:

•	Cease selling, incorporating or using products or services that incorporate the challenged intellectual property;

•	Obtain from the holder of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms;

•	Redesign those products or services that incorporate such technology; and

•	Refund a pro-rata portion of the original license consideration paid by the customer.

We rely on a combination of patent, trademark, trade secret and copyright law and contractual restrictions to protect our technology. These legal protections provide only limited protection. If we litigated to enforce our rights, it would be expensive, divert management resources and may not be adequate to protect our business.

Anti-Takeover Provisions in Our Corporate Documents and Delaware Law Could Prevent or Delay a Change in Control of Our Company

Certain provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable. Such provisions include:

•	Authorizing the issuance of “blank check” preferred stock;

•	Providing for a classified board of directors with staggered, three-year terms;

•	Prohibiting cumulative voting in the election of directors;

•	Requiring super-majority voting to effect certain amendments to our certificate of incorporation and bylaws;

•	Limiting the persons who may call special meetings of stockholders;

•	Prohibiting stockholder action by written consent; and

•	Establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

Certain provisions of Delaware law and our stock incentive plans may also discourage, delay or prevent someone from acquiring or merging with us.

Further, in April 2002, our Board of Directors approved, adopted and entered into, a shareholder rights plan (the “Plan”). The Plan was not adopted in response to any attempt to acquire us, nor were we aware of any such efforts at the time of adoption.

The Plan was designed to enable our stockholders to realize the full value of their investment by providing for fair and equal treatment of all stockholders in the event that an unsolicited attempt is made to acquire us. Adoption of the Plan was intended to guard shareholders against abusive and coercive takeover tactics.

Under the Plan, stockholders of record as of the close of business on May 6, 2002, received one right to purchase a one one-thousandth of a share of Series A Junior Participating Preferred Stock, par $0.01 per share, at a price of $30.00 per one one-thousandth, subject to adjustment. The rights were issued as a non-taxable dividend and will expire 10 years from the date of the adoption of the rights Plan, unless earlier redeemed or exchanged. The rights are not immediately exercisable; however, they will become exercisable upon the earlier to occur of (i) the close of business on the tenth day after a public announcement that a person or group has acquired beneficial ownership of 15 percent or more of our outstanding common stock or (ii) the close of business on the tenth day (or such later date as may be determined by the Board of Directors prior to such time as any person becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer that would result in the beneficial ownership by a person or group of 15 percent or more of our outstanding common stock. If a person or group acquires 15 percent or more of our common stock, then all rights holders except the acquirer will be entitled to acquire our common stock at a significant discount. The intended effect will be to discourage acquisitions of 15 percent or more of our common stock without negotiation with the Board of Directors.

If We Account for Our Employee Stock Option and Employee Stock Purchase Plans Using the Fair Value Method, Our Operating Results May be Adversely Affected

It is possible that future laws, rules or regulations will require us to treat all stock-based compensation as a compensation expense using the fair value method. We are not currently required to record any compensation expense using the fair value method in connection with option grants that have an exercise price at or above fair market value and for shares issued under our employee stock purchase plan. If we elected or were required to record an expense for our stock-based compensation plans using the fair value method, we could have significant accounting charges. For example, if we had accounted for stock-based compensation plans using the fair value method, our loss per share for the nine months ended September 30, 2003 would have been increased by $(0.28) per share.

We May Incur Increased Costs in Response to Recently Enacted and Proposed Regulations

Recently enacted and proposed changes in the laws and regulations affecting public companies, including but not limited to the Sarbanes-Oxley Act of 2002, could cause us to incur increased costs as we evaluate and respond to the resulting requirements. The new rules could make it more difficult for us to obtain certain types of insurance, and we may incur higher costs to obtain coverage similar to our existing policies. Additionally, we may incur increased accounting, audit and legal fees to help us assess, implement and comply with such rules. The new and proposed rules could also make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors. Although we are evaluating and monitoring developments with respect to these new and proposed rules, we cannot estimate the amount of the additional costs we may incur or the timing of such costs at this time.

Our Financial Statements Could be Impacted by Unauthorized and Improper Actions of Our Personnel

Our financial statements could be adversely impacted by our employees’ errant or improper actions. For instance, revenue recognition depends on, among other criteria, the terms negotiated in our contracts with our customers. Our personnel may act outside of their authority and negotiate additional terms without our knowledge. We have implemented policies to prevent and discourage such conduct, but there can be no assurance that such policies will be followed. For instance, in the event that our sales personnel have negotiated terms that do not appear in the contract and of which we are unaware, whether the additional terms are written or oral, we could be prevented from recognizing revenue in accordance with our plans.

Furthermore, depending on when we learn of unauthorized actions and the size of transactions involved, we may have to restate our financial statements for a previously reported period, which would seriously harm our business, operating results and financial condition.

Risks Related to the Software Industry

Our Business is Sensitive to the Overall Economic Environment; the Continued Slowdown in Information Technology Spending Could Harm Our Operating Results

The primary customers for our products are enterprises seeking to launch or expand Web-based initiatives. The continued significant downturn in our customers’ markets and in general economic conditions that result in reduced information technology spending budgets would likely result in a decreased demand for our products and services and harm our business. Industry downturns like these have been, and may continue to be, characterized by diminished product demand, erosion of average selling prices, lower than expected revenues and difficulty making collections from existing customers.

Our Performance Will Depend on the Market for Web-Based Applications Software

The market for Web-based applications software is rapidly evolving. We expect that we will continue to need intensive marketing and sales efforts to educate prospective customers about the uses and benefits of our products and services. Accordingly, we cannot be certain that a viable market for our products will emerge or be sustainable. Enterprises that have already invested substantial resources in other methods of conducting business may be reluctant or slow to adopt a new approach that may replace, limit or compete with their existing systems. Similarly, individuals have established patterns of purchasing goods and services. They may be reluctant to alter those patterns. They may also resist providing the personal data necessary to support our existing and potential product uses. Any of these factors could inhibit the growth of online business generally and the market’s acceptance of our products and services in particular.

There is Substantial Risk that Future Regulations Could Be Enacted that Either Directly Restrict Our Business or Indirectly Impact Our Business by Limiting the Growth of Internet Commerce

As Internet commerce evolves, we expect that federal, state or foreign agencies will adopt regulations covering issues such as user privacy, pricing, content and quality of products and services. If enacted, such laws, rules or regulations could limit the market for our products and services, which could materially adversely affect our business, financial condition and operating results. Although many of these regulations may not apply to our business directly, we expect that laws regulating the solicitation, collection or processing of personal and consumer information could indirectly affect our business. The Telecommunications Act of 1996 prohibits certain types of information and content from being transmitted over the Internet. The prohibition’s scope and the liability associated with a Telecommunications Act violation are currently unsettled. In addition, although substantial portions of the Communications Decency Act were held to be unconstitutional, we cannot be certain that similar legislation will not be enacted and upheld in the future. It is possible that such legislation could expose companies involved in Internet commerce to liability, which could limit the growth of Internet commerce generally. Legislation like the Telecommunications Act and the Communications Decency Act could dampen the growth in Web usage and decrease its acceptance as a communications and commercial medium.

The United States government also regulates the export of encryption technology, which our products incorporate. If our export authority is revoked or modified, if our software is unlawfully exported or if the United States government adopts new legislation or regulation restricting export of software and encryption technology, our business, operating results and financial condition could be materially adversely affected.

Current or future export regulations may limit our ability to distribute our software outside the United States. Although we take precautions against unlawful export of our software, we cannot effectively control the unauthorized distribution of software across the Internet.

Risks Related to the Securities Markets

Our Stock May Not Meet Market Listing Requirements

There can be no assurance that we will maintain compliance with the minimum bid price trading requirements, or other requirements, for continued listing on the Nasdaq National Market. Noncompliance with Nasdaq’s Marketplace Rules may materially impair the ability of stockholders to buy and sell shares of our common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock, and could significantly impair our ability to raise capital in the public markets should we desire to do so in the future.

Our Stock Price May Be Volatile

The market price of our common stock has been highly volatile and has fluctuated significantly in the past. We believe that it may continue to fluctuate significantly in the future in response to the following factors, some of which are beyond our control:

•	Variations in quarterly operating results;

•	Changes in financial estimates by securities analysts;

•	Changes in market valuations of Internet software companies;

•	Announcements by us of significant contracts, acquisitions, restructurings, strategic partnerships, joint ventures or capital commitments;

•	Loss of a major customer or failure to complete significant license transactions;

•	Additions or departures of key personnel;

•	Difficulties in collecting accounts receivable;

•	Sales of common stock in the future; and

•	Fluctuations in stock market price and volume, which are particularly common among highly volatile securities of Internet and software companies.

Our Business May Be Adversely Affected by Class Action Litigation Due to Stock Price Volatility

In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We are a party to a securities class action litigation. The defense of this litigation may increase our expenses and divert our management’s attention and resources, and an adverse outcome could harm our business and results of operations. Additionally, we may in the future be the target of similar litigation. Future securities litigation could result in substantial costs and divert management’s attention and resources, which could have a material adverse effect on our business, operating results and financial condition.

We May Need to Raise Additional Capital Which May Be Dilutive to Our Stockholders

We may need to raise additional funds for other purposes and we cannot be certain that we would be able to obtain additional financing on favorable terms, if at all. Further, if we issue equity securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock. If we cannot raise funds, if needed, on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could have a material adverse effect on our business, operating results and financial condition.

THE OFFER

1.	Eligibility.

You are “eligible” to participate in this offer if you are an employee of Vignette in the United States, Australia, Canada, France, Germany, Italy, Spain or the United Kingdom (each referred to as an “eligible location”) and you remain an eligible employee through the date on which the exchanged options are cancelled. For compensatory reasons, employees who live and work in other countries are not eligible to participate in this offer. Our Chief Executive Officer and employees who are section 16 officers are not eligible employees. Our section 16 officers are listed on Schedule A to this offer to exchange. The terms “employed” and “employment” refer to your continuing to be employed by Vignette or a successor company. Non-employee members of our Board of Directors are ineligible to participate in the offer.

To receive a new option, you must remain employed by Vignette in an eligible location through the new option grant date, which will be the date of the first meeting of the Board of Directors on the first U.S. business day that is at least six (6) months and one (1) day after the cancellation date. If we do not extend the offer, the new option grant date will be September 16, 2004. If, for any reason, you do not remain employed by Vignette in an eligible location through the new option grant date, you will not receive any new options or other benefit in exchange for your options that have been accepted for exchange. This means that if you quit, with or without a good reason, or die or we terminate your employment with or without cause, before the new option grant date, you will not receive anything for the options that you elected to exchange and that we cancelled. This includes your voluntary termination, your involuntary termination and any termination that occurs in connection with any headcount consolidations or reductions-in-force that we undertake as a result of business necessity, our pending purchase of Tower Technology PTY Limited or any other transaction. Unless expressly provided by the applicable laws of a non-U.S. jurisdiction, your employment with Vignette will remain “at-will” and can be terminated by you or us at any time, with or without cause or notice.

2.	Number of options; expiration date.

Subject to the terms and conditions of this offer, we will accept for exchange outstanding, unexercised options with exercise prices equal to or greater than $4.00 per share that are held by eligible employees and that are properly elected to be exchanged, and are not validly withdrawn, before the expiration date.

Subject to certain restrictions (see below), you may pick and choose which of your eligible options you wish to exchange, but each option grant that you elect to exchange must be for the entire portion that is outstanding and unexercised. However, you may elect to exchange the remaining portion of an option that you have partially exercised. As a result, you may elect to exchange one or more of your option grants, but you must elect to exchange all of the unexercised shares subject to each grant or none of the shares for that particular grant.

For example and except as otherwise described below, if you hold (1) an eligible option to purchase 1,000 shares at $20.50 per share, 700 of which you have already exercised, (2) an eligible option to purchase 1,000 shares at an exercise price of $35.00 per share, and (3) an eligible option to purchase 2,000 shares at an exercise price of $16.25 per share, you may elect to exchange:

•	your first option covering 300 remaining unexercised shares,

•	your second option covering 1,000 shares,

•	your third option covering 2,000 shares,

•	two of your three options,

•	all three of your options, or

•	none of your options.

These are your only choices in the above example. You may not elect, for example, to exchange your first option with respect to only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants.

If you participate in this offer, you must exchange all of your options that were granted to you on or after August 12, 2003, if any, regardless of exercise price. This includes any options granted to you between the commencement of this offer on February 12, 2004 and the expiration date. For example, if you received an option grant in June 2002 and a grant in December 2003 and you want to exchange your June 2002 option grant, you also must exchange your December 2003 option grant.

Subject to the terms of this offer and upon our acceptance of your properly tendered options, your exchanged options will be cancelled and you will be granted new options as follows:

•	Your exchanged options will be replaced with new options at an exchange ratio that will be determined according to the exercise price of the exchanged options.

•	An option grant to purchase Vignette common stock with an exercise price per share greater than or equal to $4.00 but less than or equal to $6.00 per share will be exchanged for a new option grant to purchase one (1) share of Vignette common stock for every two (2) shares of Vignette common stock represented by the option tendered (rounded up to the nearest whole share on a grant-by-grant basis).

•	An option grant to purchase Vignette common stock with an exercise price per share greater than to $6.00 but less than or equal to $8.00 will be exchanged for a new option grant to purchase one (1) share of Vignette common stock for every three (3) shares of Vignette common stock represented by the option tendered (rounded up to the nearest whole share on a grant-by-grant basis).

•	An option grant to purchase Vignette common stock with an exercise price per share greater than $8.00 will be exchanged for a new option grant to purchase one (1) share of Vignette common stock for every five (5) shares of Vignette common stock represented by the option tendered (rounded up to the nearest whole share on a grant-by-grant basis).

•	If you participate in this offer, you must exchange all options granted to you on or after August 12, 2003, regardless of the exercise price, if you have any (including any options granted to you during the offering period). Required options with exercises prices below $4.00 will be exchanged for a new option to purchase one (1) share of Vignette common stock for every one (1) share of Vignette common stock represented by the options tendered.

The number of new options that you receive will also be subject to adjustment for any stock splits, subdivisions, combinations, stock dividends and similar events that occur after the cancellation date but before the new option grant date. We reserve the right, in our discretion, to consolidate or separate your new options into one or more separate option grants.

Examples

If you are an eligible employee and you exchange 900 options with an exercise price greater than or equal to $4.00 per share but less than or equal to $6.00 per share, you are eligible to receive 450 new options, if your exchanged option was granted prior to August 12, 2003. If you are an eligible employee and you exchange 900 options with an exercise price greater than $6.00 per share but less than or equal to $8.00 per share, you are eligible to receive 300 new options if your exchanged option was granted prior to August 12, 2003. If you are an eligible employee and you exchange 900 options with an exercise price greater than $8.00 per share, you are eligible to receive 180 new options if your exchanged option was granted prior to August 12, 2003. If you are an eligible employee participating in the offer and you exchange 900 required options (that is, options granted on or after August 12, 2003) with an exercise price less than $4.00 per share, you are eligible to receive 900 new options in exchange.

All new options will be subject to the terms of our 1999 Supplemental Stock Option Plan, and to a new option agreement between you and Vignette. The form of option agreement under the 1999 Supplemental Stock Option Plan is attached as an exhibit to the Schedule TO with which this offer has been filed. For employees located outside of the U.S., the form of option agreement for your new option may be modified to comply with local law or to preserve favorable tax treatment.

The expiration date for this offer will be 5:00 p.m., Central Time, on March 12, 2004, unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date shall refer to the latest time and date at which the extended offer expires. See Section 16 below for a description of our rights to extend, terminate and amend the offer.

3.	Purpose of the offer.

We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to motivate our employees to perform at high levels and provide an effective means of recognizing their contributions to our success. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide eligible employees, including executive officers other than the Chief Executive Officer and section 16 officers, with the opportunity to own options that over time may have a greater potential to increase in value. We believe this will create better performance incentives for eligible employees, and as a result, maximize stockholder value.

We chose to make this offer instead of simply granting more options for a number of reasons. Because of the large number of outstanding underwater options, granting additional options covering the same number of shares of common stock as the outstanding eligible options would have severe negative impact on our dilution, outstanding shares and earnings per share. Additionally, we have a limited number of options that we may grant without stockholder approval, and therefore our current reserves must be conserved for ongoing grants and new hires. We believe this program is in the best interests of our employees and stockholders to give incentive to our employees with appropriate stock options, reduce the outstanding stock option overhang, and conserve options for future grants.

Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans or proposals that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation of Vignette Corporation, although it is possible that we might receive such proposals in the future. However, we have recently signed a definitive agreement to acquire Tower Technology PTY Limited;

•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	any change in Vignette Corporation’s present board of directors or management (except we may elect to add new members to our board of directors), including a change in term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•	any other material change in our corporate structure or business, except that we may consider effectuating a reverse stock split;

•	our common stock being delisted from the Nasdaq National Market or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the Exchange Act);

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities; or

•	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your own investment and tax advisors. You must make your own decision about whether to participate in this offer.

4.	Procedures for electing to exchange options.

Proper Election to Exchange Options.

Participation in this offer is voluntary. To participate in this offer, you must, in accordance with the instructions of the election form, properly complete, sign and deliver the election form to Human Resources via facsimile at (512)-741-4100 or by hand at Vignette Corporation, 1301 South MoPac Expressway, Suite 100, Austin, TX 78746-5776 along with any other required documents (such as proof of a legal name change or trusteeship). Human Resources must receive the properly completed and signed election forms before the expiration date. The expiration date will be 5:00 p.m., Central Time, on March 12, 2004, unless we extend the offer.

If you participate in this offer, you must exchange all options we granted to you on or after August 12, 2003, if any. This includes any options granted to you during the offering period. Even if you submit an election form but fail to list the options that are required to be elected to be exchanged, they automatically will be tendered for exchange under this offer.

If you submit an election form, and then decide that you would like to elect to exchange additional options, you must submit a new election form to Human Resources by the expiration date. This new election form must be signed and dated after your original election form and must be properly completed. This new election form must also list all of the options that you wish to tender for exchange, because your original election form will no longer be valid. You may submit new election forms as often as you wish prior to the expiration date, but you will be bound by the last properly submitted election or withdrawal form we receive prior to the election date.

The delivery of all documents, including election forms, is at your risk. We intend to confirm the receipt of your election form and/or any withdrawal form by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation, you must confirm that we have received your election form and/or any withdrawal form.

Our receipt of your election form is not by itself an acceptance of your options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly tendered and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, e-mail or other methods of communication. Options accepted for exchange will be cancelled on the cancellation date, which we presently expect to be March 15, 2004.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for exchange will constitute a binding agreement between Vignette and you upon the terms and subject to the conditions of this offer.

To administer this offer, we must collect, use and transfer certain information regarding you and your option grants, and may have to pass that information on to third parties who are assisting with the offer. By submitting an election form or a withdrawal form, you explicitly and unambiguously agree to such collection, use and transfer, in electronic or other form, of your personal data by us and the third parties assisting us with the offer, but only for the purpose of administering your participation in this offer. By submitting an election form or a withdrawal form, you also acknowledge and agree that:

•	the parties receiving this data may be located outside of your jurisdiction, and the recipient’s country may have different data privacy laws and protections than your country;

•	the data will be held only as long as necessary to administer and implement the program;

•	you can request from us a list of the parties that may receive your data;

•	you can request additional information about how the data is stored and processed; and

•	you can request that the data be amended if it is incorrect.

If you are an option holder in certain foreign jurisdictions, you can withdraw your consent to the collection, use and transfer of your data by contacting us. However, if you withdraw your consent, it may affect your ability to participate in this offer. Please contact us if you have any questions.

5.	Withdrawal rights and change of election.

You may withdraw some or all of the eligible options that you previously elected to exchange only in accordance with the provisions of this section.

You may withdraw some or all of the eligible options that you previously elected to exchange at any time before the expiration date, which is expected to be 5:00 p.m., Central Time, on March 12, 2004. If we extend the offer, you may withdraw your options at any time until the extended expiration date.

In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options by 11:00 p.m., Central Time, on April 7, 2004, you may withdraw your options at any time thereafter.

To validly withdraw some or all of the options that you previously elected to exchange, you must deliver to Human Resources via facsimile (fax: (512)-741-4100) or by hand to Human Resources at Vignette Corporation, 1301 South MoPac Expressway, Suite 100, Austin, TX 78746-5776, in accordance with the procedures listed in Section 4 above, a signed and dated withdrawal form with the required information, while you still have the right to withdraw the options. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date.

You may not rescind any withdrawal. All options that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange some or all of your eligible options before the expiration date. To re-elect to exchange some or all of your withdrawn options, you must submit a new election form to Human Resources before the expiration date by following the procedures described in Section 4 of this offer to exchange. This new election form must be properly completed, signed and dated after your original election form and after your withdrawal form. It must be properly completed and it must list all of the options you wish to tender for exchange. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date.

If you do not wish to withdraw any options from the offer, but would like to elect to tender additional options for exchange, you must submit a new election form to Human Resources before the expiration date by following the procedures described in Section 4 of this offer to exchange. This new election form must be signed and dated after your original election form. It must be properly completed and it must list all of the options you wish to tender for exchange.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms. Our determination of these matters will be final and binding.

The delivery of all documents, including any withdrawal forms and any new election forms, is at your risk. We intend to confirm the receipt of your withdrawal form and/or any election form by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation, you must confirm that we have received your withdrawal form and/or any election form.

6.	Acceptance of options for exchange and issuance of new options.

Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for exchange and cancel all eligible options properly elected for exchange and not validly withdrawn before the expiration date. Once the options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the cancellation date, which we expect to be March 15, 2004.

For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by press release, email or other method of communication. Subject to our rights to terminate the offer, discussed in Section 16 of this offer to exchange, we currently expect that we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn.

Promptly after the expiration date, we will issue to you a promise to grant stock options. The promise to grant stock options represents our commitment to grant you a new stock option on the new option grant date, provided that you remain an employee of Vignette or a successor entity through the new option grant date. This promise to grant stock options will list the number of new options you will receive. If you do not receive a promise to grant stock options within several U.S. business days after the expiration date, please contact Human Resources by telephone at (512)-741-4681.

We will grant the new options on the new option grant date, which will be the first U.S. business day that is at least six (6) months and one (1) day after the cancellation date. We expect the new option grant date to be September 16, 2004. All new options will be granted under our 1999 Supplemental Stock Option Plan and will be subject to a new option agreement between you and Vignette. The number of new options you will receive will be determined in accordance with the exchange ratios described in Section 2 of this offer to exchange.

If, for any reason, you are not employed by Vignette or a successor entity through the new option grant date, you will not receive any new options or other benefit in exchange for your options that have been cancelled pursuant to this offer.

If you participate in this offer, we will defer granting to you any other options for which you otherwise may be eligible before the new option grant date. Consequently, we will not grant you any new options until at least six (6) months and one (1) day after any of your options have been cancelled. The only options we currently intend to issue between the cancellation date and the new option grant date will be to newly hired employees or non-employee directors.

Options that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.

7.	Conditions of the offer.

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•	there shall have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•	any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (the contemplated benefits are as described in Section 3 of this Offer to Exchange);

•	there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in the over-the-counter market in the United States,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

•	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the Nasdaq Index or the Standard & Poor’s 500 Index from the date of commencement of the exchange offer,

•	the commencement or continuation of a war or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially or adversely, or to delay materially, the completion of the exchange offer, or

•	if any of the situations described above existed at the time of commencement of the exchange offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the exchange offer;

•	as the term “group” is used in Section 13(d)(3) of the Exchange Act:

•	any person, entity or group acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the exchange offer,

•	any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 1% of our outstanding shares, or

•	any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the exchange offer or with such acceptance for exchange of eligible options;

•	there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer;

•	a tender or exchange offer, other than this exchange offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us (other than our proposed acquisition of Tower Technology PTY Limited), shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed;

•	any event or events occur that have resulted or are reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•	any event or events occur that have resulted or are reasonably likely to result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (the contemplated benefits are as described in Section 3 of this Offer to Exchange); or

•	any rules or regulations by any governmental authority, the National Association of Securities Dealers, the Nasdaq National Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced or deemed applicable to Vignette.

If any of the above events occur, we may:

•	terminate the exchange offer and promptly return all tendered eligible options to tendering holders;

•	complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended exchange offer expires;

•	amend the terms of the exchange offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.	Price range of shares underlying the options.

The Vignette common stock that underlies your options is currently traded on the Nasdaq National Market under the symbol “VIGN.” The Company’s common stock traded on the Nasdaq National Market during 2003 and 2002 under the symbol “VIGN.” The following table sets forth the range of the high and low closing sales price per share for each quarter indicated as reported on the Nasdaq National Market.

	High	Low
Fiscal Year Ending December 31, 2003
4th Quarter	$3.08	$2.08
3rd Quarter	$2.82	$2.00
2nd Quarter	$2.50	$1.46
1st Quarter	$1.90	$1.29
Fiscal Year Ended December 31, 2002
4th Quarter	$1.79	$0.74
3rd Quarter	$1.88	$0.80
2nd Quarter	$3.95	$1.35
1st Quarter	$5.47	$2.75

On February 10, 2004, the last reported sale price of our common stock, as reported by the Nasdaq National Market was $2.43 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9.	Source and amount of consideration; terms of new options.

Consideration.

We will issue new options in exchange for eligible outstanding options properly elected to be exchanged by you and accepted by us for such exchange. Each new option will be granted under our 1999 Supplemental Stock Option Plan. All new options will be subject to a new stock option agreement between you and Vignette. Subject to any adjustments for stock splits, subdivisions, combinations, stock dividends and similar events that occur after the cancellation date and before the new option grant date and subject to the other terms and conditions of this offer, upon our acceptance of your properly tendered options, you will be eligible to receive new options based on the exchange ratios detailed in Section 2 of this offer to exchange. Fractional options shall be rounded up to the nearest whole option on a grant-by-grant basis.

If we receive and accept tenders from eligible employees of all options eligible to be tendered, subject to the terms and conditions of this offer, we will grant new options to purchase a total of approximately 4,041,400 shares of our common stock, or approximately 1.5% of the total shares of our 261,168,621 shares of common stock outstanding as of January 31, 2004.

General Terms of New Options.

New options will be granted under our 1999 Supplemental Stock Option Plan. All new options will be subject to the terms of the 1999 Supplemental Stock Option Plan and to a new option agreement between you and Vignette. The terms and conditions of the new options may vary from the terms and conditions of the options that you tendered for exchange, but such changes, except as provided below or in the applicable country-specific Schedules, generally will not substantially and adversely affect your rights, except as described herein and except as otherwise provided in the country-specific Schedules. New options will have a maximum term of eight (8) years. The exercise price and vesting schedule of the new options will likely be different than the exercise price and vesting schedule of your exchanged options. Each new option grant will vest as described under the subheading in this Section titled “Vesting and Exercise.”

Your new option will be a nonstatutory stock option, even if your exchanged option was an incentive stock option for U.S. tax purposes.

In addition, you should note that because we will not grant new options until the date of the first meeting of the Board of Directors that is the first U.S. business day that is at least six (6) months and one (1) day after the date on which we cancel the options accepted for exchange, your new option may have a higher exercise price than some or all of the options that you elect to exchange.

The following description summarizes the material terms of our 1999 Supplemental Stock Option Plan. Our statements in this offer to exchange concerning the plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the 1999 Supplemental Stock Option Plan, and the form of option agreement under the 1999 Supplemental Stock Option Plan, which have been filed as exhibits to the Schedule TO of which this offer is a part. Please contact us at Vignette Corporation, 1301 South MoPac Expressway, Suite 100, Austin, TX 78746-5776, Attention: Karen Newell, Shareholder Services (telephone: (512)-741-4726), to receive a copy of the plan, and the form of option agreement thereunder. We will promptly furnish you copies of these documents upon request at our expense.

1999 Supplemental Stock Option Plan.

The 1999 Supplemental Stock Option Plan permits the granting of nonstatutory stock options. The maximum number of common shares subject to options currently outstanding under our 1999 Supplemental Stock Option Plan is approximately 16,308,545 shares. As of January 31, 2004, the maximum number of shares that remained available for issuance under the 1999 Supplemental Stock Option Plan was 31,893,082. The 1999 Supplemental Stock Option Plan is administered by our board of directors or a committee appointed by our board of directors, which we refer to as the administrator. Subject to the other provisions of the 1999 Supplemental Stock Option Plan, the administrator has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares subject to the options and the exercisability of the options.

Term of Options.

All new options will have a term of 8 years from the new option grant date.

Termination of Employment Before the New Option Grant Date.

As noted in Section 1 of this offer to exchange, the terms “employed” and “employment” refer to your continuing service to Vignette, its subsidiaries, or a successor company, as applicable.

If, for any reason, you are not employed by Vignette or a successor entity from the date on which you elect to exchange your options through the new option grant date, you will not receive any new options or any other benefit in exchange for your options that have been accepted for exchange. This means that if you quit with or without good reason, or die, or we terminate your employment with or without cause, before the new option grant date, you will receive nothing for the options that you tendered and which we cancelled. This includes your voluntary termination, your involuntary termination and any termination that occurs in connection with any headcount consolidations or reductions-in-force that we undertake as a result of business necessity, our pending purchase of Tower Technology PTY Limited or any other transaction. Unless expressly provided by the applicable laws of a non-U.S. jurisdiction, your employment with Vignette will remain “at will” and can be terminated by you or us at any time.

Termination of Employment After the New Option Grant Date.

Our 1999 Supplemental Stock Option Plan generally provides that if your employment terminates other than as a result of your permanent and total disability or your death, you may exercise the vested portion of your option within the time specified in your option agreement. If no time is specified, you may exercise your option within three (3) months after termination, but only to the extent that you are entitled to exercise it at termination. If your employment terminates because of your disability or death, you or your personal representatives, heirs or legatees generally may exercise any vested option held by you on the date of your termination, to the extent that it was exercisable immediately before termination, within the time frame specified in your option agreement, or if no time is specified, for twelve (12) months following termination. If your employment terminates before any new options vest, you will not be able to exercise any of your new options. In no event may you exercise any option after the expiration of its term.

If you are a resident of a country other than the U.S., certain other restrictions may apply. Please refer to the country-specific Schedules for further details.

Exercise Price.

The administrator generally determines the exercise price at the time the option is granted. However, the exercise price of the new options may vary in Italy, as described herein in the country-specific Schedules. In the case of employees other than employees with the title of Vice President, the exercise price per share of the new options will be the fair market value of our common stock on the date of grant, which will be the closing price of Vignette common stock reported by the Nasdaq National Market on the new option grant date. In the case of an employee with the title of Vice President, the exercise price per share of the new options will be the greater of (1) the fair market value of our common stock on the cancellation date, which will generally be equal to closing price of our common stock reported by the Nasdaq National Market on the cancellation date or (2) the fair market value of our common stock on the date of grant, which will generally be equal to the closing price of our common stock on the new option grant date. Your new options may have a higher exercise price than some or all of your current options.

Vesting and Exercise.

Except as otherwise set forth on a country-specific Schedule, each new option will generally vest as described below, subject to your continued service to Vignette through each relevant vesting date. Any prior vesting of your exchanged options will positively impact the vesting schedule of your new options.

•	Six months after the new option grant date (which is approximately one year after the cancellation date), each new option (except new options granted in exchange for required options) will vest and become exercisable as to the same percentage that the outstanding shares of the exchanged option were vested at the cancellation date. Thereafter, each new option will become exercisable as to an additional 6.25% of the shares subject to the new option for each quarter of continuous service with us.

The following is an example of the vesting schedule for a new option not granted in exchanged for a required option:

•	An employee tenders for exchange an option grant that is not a required option for 1,000 shares that vests quarterly over four years and is 25% vested at the time of cancellation (i.e., 250 out of 1,000 shares are vested). The employee has not exercised any of the 250 vested shares.

•	The new grant occurs six (6) months and one (1) day after the cancellation date.

•	The new option will vest as to 25% of the shares subject to the new option six months after the new option grant date, and will vest as to an additional 6.25% of the shares per quarter of continuous service thereafter.

•	New options granted in exchange for required options will vest in 6.25% of the shares subject to the option per quarter of continuous service from the required option’s original vesting commencement date.

The following is an example of the vesting schedule for a new option granted in exchanged for a required option:

•	An employee tenders for exchange a required option for 1,000 shares with a vesting commencement date of January 1, 2004.

•	The new grant occurs six (6) months and one (1) day after the cancellation date.

•	The new option will vest as to 6.25% of the shares per quarter of continuous service thereafter calculated from January 1, 2004.

Notwithstanding anything above to the contrary, we reserve the right to make minor modifications to the vesting schedule of any new options to eliminate fractional vesting (such that a whole number of shares will vest on each vesting date). In addition, for employees on approved leave of absence, vesting will be adjusted to reflect the terms of your leave in accordance with our company policy.

Adjustments Upon Certain Events.

Events Occurring before the New Option Grant Date. Although we are not anticipating any merger or acquisition, if we merge or consolidate with or are acquired by another entity between the expiration date and the new option grant date, then the resulting entity must grant the new options under the same terms as provided in this offer. However, the type of security and the number of shares covered by each new option would be adjusted based on the consideration per share given to holders of options to acquire our common stock that are outstanding at the time of the acquisition. For employees who do not have titles of Vice President, such new option will generally have an exercise price equal to the fair market value (as defined under the applicable option plan) of the acquiror’s stock on the new option grant date; for employees who have titles of Vice President, a conversion formula will be used so that the exercise price of the new options will be based on the fair market value of the acquiror’s stock, but will still conform to the ‘higher of’ formulation set out in this offer to exchange. As a result of this adjustment, you may receive options for more or fewer shares of the acquiror’s common stock than the number of shares subject to the eligible options that you exchange or than the number you would have received pursuant to a new option if no acquisition had occurred.

If the acquiror’s stock is not traded on a public market, the fair market value of the acquiror’s stock may be determined in good faith by the acquiror’s board of directors, and the exercise price of the new options would reflect that determination. If we are acquired by another entity, options that are not tendered for exchange may receive a lower or higher exercise price, depending on the terms of the transaction, than those options that are tendered for exchange.

If a change in our capitalization, such as a stock split, subdivision, combination, stock dividend or other similar event, occurs after the cancellation date but before the new option grant date, an appropriate adjustment will be made to the number of shares subject to each option, without any change in the aggregate purchase price.

Events Occurring after the New Option Grant Date. If a change in our capitalization, such as a stock split, reverse stock split, combination, stock dividend, reclassification or other similar event, occurs after the new option grant date, an appropriate adjustment will be made to the number and exercise price of shares subject to each option, without any change in the aggregate purchase price.

If we liquidate or dissolve, your outstanding options will terminate immediately before the consummation of the liquidation or dissolution. The administrator may, however, provide for the acceleration of the exercisability of any option.

Our 1999 Supplemental Stock Option Plan provides that in the event of a change in control, as defined in the plan, each option may be assumed by the successor corporation or an equivalent option or right, may be substituted for the option by the successor corporation. If an option is not so assumed or substituted for, the administrator will notify the optionees that the options accelerate and become fully exercisable immediately prior to the effective time of the change in control.

Transferability of Options.

New options generally may not be transferred, other than by will or the laws of descent and distribution, unless the administrator indicates otherwise in your option agreement. In the event of your death, any person who acquires the right to exercise the option by bequest or inheritance may exercise issued options.

Registration of Shares Underlying Options.

All of the shares of Vignette common stock issuable upon exercise of new options have been registered under the U.S. Securities Act of 1933, as amended (the Securities Act) on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of Vignette for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your new options free of any transfer restrictions under applicable U.S. securities laws, subject to the vesting requirements of the option grants.

U.S. Federal Income Tax Consequences.

You should refer to Section 14 of this offer for a discussion of the U.S. federal income tax consequences of the new options and the exchanged options, as well as the consequences of accepting or rejecting this offer. If you are a citizen or resident of the United States, but are also subject to the tax laws of another non-U.S. jurisdiction, you should be aware that there might be other tax and social security consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

Tax Consequences Outside of the U.S.

You should refer to the country-specific Schedules attached to this offer to exchange for a discussion of the tax consequences in your country of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting this offer. If you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

10.	Information concerning Vignette.

Our principal executive offices are located at Vignette Corporation, 1301 South MoPac Expressway, Suite 100, Austin, TX 78746-5776, and our telephone number is (512) 741-4300. Questions regarding this option exchange should be directed to Karen Newell at Vignette Corporation at the following telephone number: (512) 741-4726.

Vignette Corporation is based in Austin, Texas. Our content management and portal and collaboration solutions allow organizations to harness their information and the Web to increase their business efficiency. We give organizations the capability to actively manage electronic assets across their enterprise, to associate meaning and value to that information, and to deliver it to the right audience at the right time through portals and Web applications. We provide a broad set of software products to manage both information and the portals through which information is delivered.

Our integrated products can reduce Web deployment time, costs and risks by eliminating the need to combine products from multiple vendors. Our products also offer an integrated system for measuring the effectiveness of Web applications and online interactions. This allows organizations to measure the success of their Web initiatives, and to dynamically adapt their initiatives to enhance their efficiency and productivity. Competitive, performance-based organizations that strive to operate in real-time can use this insight to help improve their business processes and customer service levels.

The financial information included in our annual report on Form 10-K for the fiscal year ended December 31, 2002 and subsequent Form 10-Qs are incorporated herein by reference. Please see Section 18 of this offer to exchange entitled, “Additional Information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

We had a book value per share of $1.02 at September 30, 2003.

The following table sets forth our ratio of earnings to fixed charges for the periods specified:

	Fiscal Year Ended		Quarter Ended
	December 31, 2001	December 31, 2002	September 30, 2003
Ratio of earnings to fixed charges	882.50	191.62	6.91

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt discount and issuance costs on all indebtedness, and the estimated portion of rental expense deemed by Vignette to be representative of the interest factor of rental payments under operating leases.

11.	Interests of directors and executive officers; transactions and arrangements concerning the options.

A list of our executive officers and directors is attached to this offer to exchange as Schedule A. As of February 11, 2004, our executive officers and directors (15 persons) as a group held options unexercised and outstanding under our stock plans and arrangements to purchase a total of 16,886,606 of our shares, which represented approximately 41.9% of the shares subject to all options outstanding under our stock plans and arrangements as of that date.

The following table below sets forth the beneficial ownership of each of our executive officers and directors of options under our stock plans and arrangements outstanding as of February 11, 2004. The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase shares of our common stock under our stock plans and arrangements, which was 40,303,622 as of January 31, 2004. The CEO, directors and employees who are section 16 officers of Vignette are not eligible to participate in the offer; all other officers are eligible to participate in the offer.

Name	Position	Number of Shares Covered by Outstanding Options Granted Under our Stock Plans and Arrangements	Percentage of Total Outstanding Options Under the Stock Plans and Arrangements
Michael D. Lambert	Chairman of the Board	248,000(1)	*%
Thomas E. Hogan	President, Chief Executive Officer and Director	6,211,667(2)	15.4%
Patti J. Jones	Senior Vice President, Worldwide Sales and Distribution	750,000(3)	1.9%
Bryce M. Johnson	Senior Vice President, Secretary and General Counsel	1,155,833(4)	2.9%
Paul Emery	Vice President, Engineering	300,000(5)	*%
Conleth S. O’Connell, Jr.	Chief Technology Officer	261,534(6)	*%
Richard L. Haenke	Vice President, Global Customer Care	189,458(7)	*%
Charles W. Sansbury	Senior Vice President, Chief Financial Officer	1,262,371(8)	3.1%
David J. Shirk	Senior Vice President, Products and Strategy	1,705,625(9)	4.2%
Jeanne K. Urich	Senior Vice President, Professional Services	1,095,000(10)	2.7%
Robert E. Davoli	Director	149,286(11)	*%
Joseph M. Grant	Director	75,000(12)	*%
Jeffrey S. Hawn	Director	168,000(13)	*%
Jan H. Lindelow	Director	96,000(14)	*%
Gregory A. Peters	Director	3,218,832(15)	8.0%

*	Less than 1%.

1.	Includes 183,000 options issued under the 1999 Equity Incentive Plan and 65,000 options issued under the 1999 Non-Employee Directors Option Plan.

2.	Includes 2,761,667 options issued under the 1999 Equity Incentive Plan and 3,450,000 options issued under a written compensation agreement with Mr. Hogan. The amounts above do not reflect 451,696 shares subject to future vesting under restricted stock awards to Mr. Hogan.

3.	Includes 750,000 options issued under the 1999 Supplemental Stock Option Plan.

4.	Includes 605,833 options issued under the 1999 Equity Incentive Plan and 550,000 options issued under a written compensation agreement with Mr. Johnson.

5.	Includes 300,000 options issued under the 1999 Supplemental Stock Option Plan. The amounts above do not reflect 75,000 shares subject to future vesting under restricted stock awards to Mr. Emery.

6.	Includes 236,232 options issued under the 1999 Equity Incentive Plan and 25,302 options issued under 1999 Supplemental Stock Option Plan.

7.	Includes 186,750 options issued under the 1999 Equity Incentive Plan and 2,708 options issued under 1999 Supplemental Stock Option Plan.

8.	Includes 1,237,876 options issued under the 1999 Equity Incentive Plan and 24,495 options issued under Datasage, Inc. 1997 Stock & Option Plan.

9.	Includes 1,705,625 options issued under the 1999 Equity Incentive Plan.

10.	Includes 95,000 options issued under the 1999 Equity Incentive Plan and 1,000,000 options issued under a written compensation agreement with Ms. Urich.

11.	Includes 89,286 options issued under the 1999 Equity Incentive Plan and 60,000 options issued under the 1999 Non-Employee Directors Option Plan.

12.	Includes 25,000 options issued under the 1999 Equity Incentive Plan and 50,000 options issued under the 1999 Non-Employee Directors Option Plan.

13.	Includes 88,000 options issued under the 1999 Equity Incentive Plan and 80,000 options issued under the 1999 Non-Employee Directors Option Plan.

14.	Includes 31,000 options issued under the 1999 Equity Incentive Plan and 65,000 options issued under the 1999 Non-Employee Directors Option Plan.

15.	Includes 381,300 options issued under the 1999 Equity Incentive Plan, 2,822,532 issued under the 1995 Stock Option/Stock Issuance Plan and 15,000 options issued under the 1999 Non-Employee Directors Option Plan.

Except as described below, neither we, nor, to the best of our knowledge, any of our executive officers or directors, nor any affiliates of ours, were engaged in transactions involving options to purchase our common stock, or in transactions involving our common stock during the past 60 days before and including February 12, 2004:

On January 31, 2004, Patti J. Jones purchased 2,000 shares of our common stock at a purchase price of $1.207 under our 1999 Employee Stock Purchase Plan.

12.	Status of options acquired by us in the offer; accounting consequences of the offer.

Options that we acquire through the offer will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new awards under our 1999 Supplemental Stock Option Plan. To the extent shares returning to the plan are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants, respectively, without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

If we were to grant the new options under a traditional stock option repricing, in which an employee’s or other participant’s current options would be immediately repriced, or on any date that is earlier than six (6) months and one (1) day after the date on which we cancel the options accepted for exchange, we would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of increases in our stock price as a compensation expense for the new options issued under this offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for six (6) months and one (1) day, we believe that we will not have to treat the new options as variable awards and will avoid these accounting charges. As a result, we believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer under current accounting rules.

13.	Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7 of this offer to exchange.

If we are prohibited by applicable laws or regulations from granting new options on the new option grant date, we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the new option grant date we will not grant any new options and you will not receive any other benefit for the options you tendered.

14.	Material U.S. federal income tax consequences.

The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer for those employees subject to U.S. federal income tax. This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a citizen or a resident of the United States, but are also subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

Option holders who exchange outstanding options for new options should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

Your new options will be nonstatutory stock options for U.S. tax purposes, even if your exchanged options were incentive stock options for purposes of the U.S. Internal Revenue Code.

We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

Nonstatutory Stock Options.

Under current law, an option holder will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder.

We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss. For purposes of calculating your gain or loss on disposition, your cost basis will equal the fair market value of the shares on the date of exercise. If you were an employee when your option was granted, any income recognized upon exercise of a nonstatutory stock option will constitute wages for which withholding will be required.

We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer.

Incentive Stock Options

As noted above, all new options granted under this offer will be nonstatutory stock options; this summary regarding incentive stock options is being provided for your reference.

Under current U.S. tax law, an option holder will not realize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder’s death or disability, if an option is exercised more than three (3) months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

•	at least two (2) years after the date the incentive stock option was granted; and

•	at least one (1) year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable income to the option holder at the time of the disposition.

Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised (or if less, the excess of the fair market value of the shares at the time of the disqualifying disposition) over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one (1) year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

15.	Terms of the offer specific to participants residing outside of the U.S.

If you are a tax resident or citizen of a country other than the U.S. or are otherwise subject to a tax liability a country other than the U.S., your tax consequences with respect to the exchange will vary from those tax consequences described above for United States citizens or permanent residents. Employees located outside the U.S. should refer to the country-specific Schedules for a discussion of the tax and legal consequences of electing to participate in the offer.

We recommend that you consult your own tax or other legal advisor to determine the tax and social insurance contribution and other legal consequences of this offer, as the consequences to you are dependent on your individual situation.

In addition, if you are a resident of more than one country, you should be aware that there might be tax and social security consequences for more than one country that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

16.	Extension of offer; termination; amendment.

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will issue a press release or other public announcement no later than 8:00 a.m., Central Time, on the next U.S. business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this offer to exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination no later than 8:00 a.m. Central Time, on the next U.S. business day following the day we change the offer. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten (10) U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least five (5) U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

17.	Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

18.	Additional information.

This offer to exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

1.	Our definitive proxy statement on Schedule 14A for our 2003 annual meeting of stockholders, filed with the SEC on April 18, 2003;

2.	Our annual report on Form 10-K for our fiscal year ended December 31, 2002, filed with the SEC on March 28, 2003;

3.	Our quarterly report on Form 10-Q for the quarter ended March 31, 2003, filed with the SEC May 15, 2003;

4.	Our current report on Form 8-K dated June 23, 2003, filed with the SEC on June 23, 2003;

5.	Our current report on Form 8-K dated July 29, 2003, filed with the SEC on July 29, 2003;

6.	Our quarterly report on Form 10-Q for the quarter ended June 30, 2003, filed with the SEC on August 14, 2003;

7.	Our current report on Form 8-K dated September 15, 2003 filed with the SEC on September 15, 2003;

8.	Our quarterly report on Form 10-Q for the quarter ended September 30, 2003, filed with the SEC on November 14, 2003;

9.	Our current report on Form 8-K dated December 11, 2003 filed December 11, 2003; and

10.	Our current report on Form 8-K dated January 22, 2004, filed with the SEC on January 22, 2004.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov or our website at www.vignette.com.

Each person to whom a copy of this offer to exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Vignette Corporation, 1301 South MoPac Expressway, Suite 100, Austin, TX 78746-5776, Attention: Karen Newell, or telephoning Karen Newell at (512)-741-4726.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

The information contained in this offer to exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

19.	Financial statements.

Attached as Schedule I to this offer are our summary financial statements. In addition, our financial statements that are included in our annual report on Form 10-K for our fiscal year ended December 31, 2002 and our unaudited financial statements that are included in our quarterly report on Form 10-Q for the quarter ended September 30, 2003 are hereby incorporated by reference. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 18 of this offer to exchange.

20.	Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this offer to exchange and in the related option exchange program documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

VIGNETTE CORPORATION

February 12, 2004

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF VIGNETTE CORPORATION

The directors and executive officers of Vignette Corporation are set forth in the following table:

Name	Position and Offices Held
Michael D. Lambert	Chairman of the Board
Thomas E. Hogan	President, Chief Executive Officer and Director
Patti J. Jones	Senior Vice President, Worldwide Sales and Distribution
Bryce M. Johnson	Senior Vice President, Secretary and General Counsel
Paul Emery	Vice President, Engineering
Conleth S. O’Connell, Jr.	Chief Technology Officer
Richard L. Haenke	Vice President, Global Customer Care
Charles W. Sansbury	Senior Vice President, Chief Financial Officer
David J. Shirk	Senior Vice President, Products and Strategy
Jeanne K. Urich	Senior Vice President, Professional Services
Robert E. Davoli	Director
Joseph M. Grant	Director
Jeffrey S. Hawn	Director
Jan H. Lindelow	Director
Gregory A. Peters	Director

The address of each executive officer and director is: c/o Vignette Corporation, 1301 South MoPac Expressway, Suite 100, Austin, TX 78746-5776.

A-1

SCHEDULE B

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN AUSTRALIA

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Australia. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

The voluntary relinquishment (i.e., the cancellation) of an eligible option in exchange for the right to receive a new option will give rise to taxation. The cancellation of an existing option will be considered a relinquishment of your existing option in exchange for the right to receive a new option (provided certain conditions are met). Therefore, you may be taxed in relation to both of the following: (1) the cancellation of the existing option; and (2) the grant of the right to receive a new option. Please note that the amount of tax due and the timing of the taxation will depend upon a number of factors, as discussed below.

Tax on Cancellation of Existing Option: The amount and characterization of taxable income will depend on whether you made an election to be taxed in the income year of the grant of the exchanged option. Please see below for further details.

If You Did Not Make an Election: If you did not make an election to be taxed in the income year of grant of the exchanged option, you will be subject to tax on the market value (as defined under Australian tax law) of the exchanged option on the cancellation date at your marginal rate of tax. Because the exercise price of the exchanged option will likely exceed the current market value of the underlying shares (as defined under Australian tax law) at the time of the cancellation, the market value of the exchanged option will be determined in accordance with a statutory formula. The market value under the formula is based on the market value of the underlying shares, the exercise price of the option and the remaining exercise period. In accordance with the statutory formula, the market value of the exchanged option will be nil where the market value of the underlying shares at the time of cancellation is less than 50% of the original option exercise price.

If You Made an Election: If you made an election to be taxed in the income year of grant of the exchanged option, you will be subject to capital gains tax. Your capital gain will be calculated as the difference between the market value of the exchanged option at the time of the cancellation1 and the market value of the exchanged option at the time of the grant. If,

[1]	Please note that the market value of the exchanged option is the price at which an arm’s length purchaser would be willing to acquire the exchanged option. While there is no requirement to apply the statutory formula to determine the market value of the exchanged option under the capital gains tax provisions, the Commissioner of Taxation is likely to accept the value determined thereunder.

B-1

at the time of the cancellation of the existing option, you have held the existing option for at least one year prior to the cancellation, you will only be subject to capital gains tax on 50% of your capital gain.2 If you have not held the existing option for at least one year, you will be subject to capital gains tax on all of your capital gain.

If the market value of the exchanged option at the time of cancellation is less than the market value of the exchanged option at the time of grant, you will be entitled to claim a capital loss in this amount.3

Tax on Grant of New Right: When your existing option is cancelled, you will receive the right to a future grant of a new option (provided certain conditions are met) (the “New Right”). The acquisition of the New Right will constitute the acquisition of a qualifying right under an employee share option scheme. You will be subject to tax as a result of the acquisition of the New Right. You will be liable to pay tax either in the income year you acquire the New Right, if you make an election to that effect, or, in the absence of the election, at a later date. The tax consequences under the two alternatives are detailed below.

If you Make an Election: If you make an election to pay tax upon the grant of the New Right, then you must include an amount in your assessable income in the income year in which your option is cancelled. The amount included in your assessable income will be the market value of the New Right at the time of grant less the market value of the exchanged option at the time of cancellation.

Note that if you make an election, then it will cover each right, option and share in the Company that you acquire during the income year.

If you Do Not Make an Election: If you do not make an election to pay tax upon the grant of the New Right, then you must include an amount in your assessable income for the income year in which the earliest of the following assessment times occurs in relation to the New Right (“Alternative Assessment Time”):

(i) when you dispose of the new option acquired pursuant to the New Right (other than by exercising them);

(ii) when your employment with the Company (or its affiliates) ceases;

(iii) when the new option acquired pursuant to the New Right is exercised; and

(iv) when the new option acquired pursuant to the New Right expires (subject to a 10 year limit).

The amount which you must include in your assessable income for the income year in which the Alternative Assessment Time occurs in relation to the New Right will be:

(i) where you dispose of the new option (or the shares acquired as a result of exercising the

[2]	You can apply your prior or current year capital losses again the whole capital gain.

[3]	Capital losses are available to offset current year or future year capital gains. A capital loss cannot be used to offset other income.

new option) in an arm’s length transaction within 30 days after the Alternative Assessment Time – the amount or value of any consideration you receive for the disposal less the consideration paid to acquire the New Right4 (reduced by the exercise price of the new option, if the new option has been exercised); or

(ii) in any other case – the market value of the New Right or new option (or the shares acquired as a result of exercising the new option) at the Alternative Assessment Time less the consideration paid to acquire the New Right5 (reduced by the exercise price of the new option, if the new option has been exercised).

No Benefit Where New Right Lost: If you lose the benefit of the New Right before you are able to exercise the new option granted pursuant to the New Right (e.g., you cease working for the Company or its affiliates before you exercise the new option), you will be deemed to have never acquired the New Right. In that case, no amount needs to be included in your assessable income in relation to the acquisition of the New Right. If necessary, you may amend an assessment to exclude an amount previously included in assessable income in relation to the acquisition of the New Right. In addition, you may also be entitled to a capital loss equal to amount that you paid tax on as a result of the cancellation of the existing option.

Grant of New Option

When your new option is granted to you, you will not be subject to tax.

Sale of Shares

If you acquire shares at exercise, you will be subject to capital gains tax when you sell the shares. Provided you sell the shares in an arm’s length transaction, the gain will be calculated as the difference between the sale proceeds and the market value of the shares at exercise. If you have held the shares for at least one year at the time of sale, then only 50% of this amount will be subject to capital gains tax.6 If you have not held the shares for at least one year, you will be subject to capital gains tax on all of your capital gain.

Provided you sell the shares in an arm’s length transaction, if the sale proceeds are less than the market value of shares at the time of exercise, you will be entitled to claim a capital loss in this amount.7

Withholding and Reporting

Your employer is not required to withhold taxes with respect to the exchange, the issuance or sale of shares. You will be responsible for reporting and paying any taxes arising due to the exchange, the grant of new option, the exercise of new option or the sale of shares, including income tax and Medicare levy and surcharge (if applicable).

Market Value

Please note that where the term “market value” is used above, it means the market value, as determined in accordance with Australian tax law.

[4]	Please note that the consideration paid to acquire the New Right is equal to the market value of the eligible option as of the date it was cancelled.

[5]	Please note that the consideration paid to acquire the New Right is equal to the market value of the eligible option as of the date it was cancelled.

[6]	You can apply your prior or current year capital losses again the whole capital gain.

[7]	Capital losses are available to offset current year or future year capital gains. A capital loss cannot be used to offset other income.

Terms of New Option

Your new option will be granted under the Australian Addendum to the 1999 Supplemental Stock Option Plan and, therefore, subject to the terms of the Australian Addendum in addition to the terms of the 1999 Supplemental Stock Option Plan.

SCHEDULE C

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN CANADA

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Canada. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

The tax treatment as a result of the exchange of an eligible option for a new option is uncertain. It is possible that the Canada Customs and Revenue Agency (the “CCRA”) will treat the exchange as: (i) a tax-neutral exchange of options; (ii) a taxable exchange of employee stock options; or (iii) two separate transactions (i.e., a tender of outstanding options for cancellation, followed by a grant of new and unrelated options), whereby the tender is viewed as a disposition for no consideration and no taxable income arises. We believe that the tax authorities will likely view the transaction as described in (iii), but no definitive guidance has been issued in that regard.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

Subject to the potential deferral provisions discussed in the paragraph below, when you exercise your new options you must include the difference between the fair market value of the shares on the date of exercise and the exercise price in your income. Only one-half of this “gain” is subject to tax; that is, you can permanently exclude one-half of this “gain” from the taxable amount (provided the CCRA does not treat the exchange as described in (i) above). You will be subject to tax on the remaining one-half of the gain at your applicable marginal tax rate.

You may be able to defer taxation of the taxable portion of the gain arising upon exercise (i.e., the remaining one-half of the difference between the fair market value of the shares on the date of exercise and the exercise price) until the earliest of: (i) when you sell the shares purchased upon exercise; (ii) when you die; or (iii) when you become a non-resident of Canada. An option eligible for the preferential treatment is one for which: (i) the share to be acquired is a prescribed share; (ii) the share is of a class of shares traded on a prescribed Canadian or foreign stock exchange; and (iii) the exercise price is not less than the current fair market value of the share at the date of grant.

In order to be eligible for this deferral, you must file an election with your employer by January 15 of the year following the year in which shares are purchased upon exercise.

C-1

You may only defer the tax on the spread at exercise on up to C$100,000 worth of options that vest in any one-year. For the purpose of calculating this limit, the value of an option equals the fair market value of the shares subject to the option at the time the option was granted.

Please note that if the CCRA successfully treats the transaction as a continuation of the existing option (i.e., a tax-neutral exchange described in alternative (i) in the section above), the one-half deduction and the deferral will not be available under current law. However, there is pending legislation that may change this treatment.

You will be subject to social insurance contributions on the taxable amount to the extent you have not exceeded the annual wage ceiling.

Sale of Shares

If you acquire shares upon exercise, you will be subject to tax when you subsequently sell the shares. The taxable amount will be one-half of the difference between the sale proceeds and the adjusted cost basis of the shares (generally, the fair market value on the date of exercise), less any brokerage fees. In addition, any amount on which taxation was deferred at exercise, if applicable, will become taxable at the time the shares are sold. Income tax will be assessed on the taxable income at your marginal income tax rate.

If you own other shares of the Company which you have acquired upon exercise of other options or otherwise, your adjusted cost basis may be different than described above. In order to preserve the cost basis of shares sold in a cashless exercise, you will have to specifically identify any such shares in your annual tax return. Shares acquired upon the exercise of options for which a tax deferral election has been filed will also retain their own cost basis. You are strongly advised to consult your tax advisor in any of these situations.

One-half of any loss arising on the sale of the shares (including any brokerage fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent year.

Withholding and Reporting

Your employer will withhold income tax and social insurance contributions on any portion of the taxable benefit from the exchange, grant and exercise of the new option. In this circumstance, you must notify your employer immediately following exercise of your intention to defer any tax due at exercise (as described above) so that your employer does not withhold income on that amount. In addition, for every year you have a balance of deferred stock option income outstanding, you must file a Form T1212 with the CCRA together with your annual tax return.

Social insurance contributions on the gain at exercise will be withheld to the extent you have not exceeded the applicable wage base. The gain at exercise for purposes of social insurance contributions is the difference between the fair market value on the date of exercise and the exercise price, less the one-half exempt amount.

Your employer will report the income recognized at exercise, any amount excluded under the one-half exemption rule and the value of any deferred stock option benefit to the CCRA A copy of the T4 form containing this information will be delivered to you prior to the last day of February in the year following the year in which you exercise your options.

Securities Information

You are permitted to sell shares acquired upon exercise of the new option through the designated broker appointed by the Company provided the resale of shares takes place outside of Canada through the facilities of the stock exchange on which the shares are listed.

Terms of New Option

Your new option will be granted under the 1999 Supplemental Stock Option Plan.

SCHEDULE D

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN FRANCE

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in France. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to tax as a result of the exchange of an eligible option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

You will be subject to income tax and social insurance contributions on the difference between the fair market value of the underlying shares at exercise and the exercise price when you exercise your new option. This income will be taxed at the progressive rate up to 48.09% (for 2004). This amount is also subject to social insurance contributions of up to 22%, including CSG at the rate of 7.5% and CRDS at the rate of 0.5%.

Sale of Shares

You will be subject to capital gains tax when you subsequently sell your shares on the difference between the sale proceeds and the fair market value of the shares at the time of exercise at the current rate of 26% (i.e., 16% income tax, 7.5% CSG, 0.5% CRDS and 2% special tax). These taxes only apply when the aggregate gross proceeds from your and your household sales of securities for the calendar year concerned exceed a certain amount, which is set annually (€15,000 for 2004).

If the sale proceeds are less than the fair market value of the shares on the date of exercise, you will realize a capital loss. This capital loss can be offset against the Spread and the excess against capital gain of the same nature realized during the same year or during the ten following years. This capital loss cannot be offset against other kind of income.

Withholding and Reporting

Your employer is not required to withhold income tax when you exercise your new option, provided that you are a French resident for tax purposes. However, because the spread that you realize upon exercise qualifies as additional salary under French law, your employer is required to report it on its annual declaration of salaries which is filed with the tax and labor authorities, to report it on your monthly pay slip and to withhold and pay all applicable social security contributions (around 45%). You are responsible for reporting the income and any capital gains on your personal income tax return.

D-1

Exchange Control Information

You may hold shares purchased under the new option outside of France provided you declare all foreign accounts, whether open, current, or closed, in your income tax return. You must also declare to the customs and excise authorities any cash or securities you import or export without the use of a financial institution when the value of the cash or securities is equal to or exceeds €7,600.

Terms of New Option

Your new option will be granted under the 1999 Supplemental Stock Option Plan.

SCHEDULE E

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN GERMANY

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Germany. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to tax as a result of the exchange of an eligible option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise your new option, you will be subject to income tax, solidarity surcharge and church tax (if applicable) on the difference between the fair market value of the shares (as defined under German law) on the date the shares are debited from the Company’s books and the exercise price. Under German tax law the fair market value of the shares may be considered the lowest trading price of the shares on the relevant date, although this result is not certain. You also will be subject to social insurance contributions to the extent you have not already exceeded the applicable contribution ceiling.

Pursuant to Section 19a of the German Income Tax Act (Einkommensteuergesetz), you may be able to deduct €135 per calendar year from the taxable amount because this income results from the purchase of stock in your employer’s parent company. You should consult with your tax advisor to determine if this deduction applies to your specific situation.

Sale of Shares

You will not be subject to tax when you subsequently sell shares provided you own the shares for more than 12 months, do not own 1% or more of the Company’s stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as business assets (this requirement should be met since you purchased the shares as an employee).

If you are subject to tax upon sale, you will be subject to tax on one-half of the gain as capital gain (less one-half of the sales related expenses). Furthermore, you will not be subject to tax if your total capital gain is less than €512 in the relevant tax year. If your capital gain is €512 or more, you will be taxed on the full gain (and not only the gain in excess of €512).

E-1

Withholding and Reporting

Your employer is required to withhold and report income tax, solidarity surcharge and church tax (if applicable) and social insurance contributions (to the extent that you have not exceeded the applicable contribution ceiling) when you exercise the new options. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax. It is your responsibility to report and pay any taxes due as a result of the sale of shares.

Exchange Control Information

Cross-border payments in excess of €12,500 must be reported monthly. If you use a German bank to carry out the cross-border payment in excess of €12,500 in connection with the purchase or sale of the Company shares, usually, the bank will make the report. In addition, you must report any receivables or payables or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis. Finally, you must report the acquisition of shares to the Federal institution for the supervision of financial services (“Bundesanstalt für Finanzdienstleistungsaufsicht”) within seven days from the acquisition date in the unlikely event that you acquire shares representing 10% or more of the voting capital of the Company. In this case, you must also report a sale of shares which lets your holding fall under the 10% threshold.

Terms of New Option

Your new option will be granted under the 1999 Supplemental Stock Option Plan.

SCHEDULE F

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN ITALY

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Italy. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to tax as a result of the exchange of an eligible option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

You will not be subject to tax when you exercise your new option because the exercise price will be the higher of: (i) the fair market value of the underlying shares at the time of the grant of the new option as defined by the stock option plan and related agreements; and (ii) the Italian Fair Market Value (i.e., the average of the official prices of the underlying shares over the month preceding the date of grant of the new option) at the time of the grant of the new option.

Sale of Shares

If you acquire shares at exercise, you will be subject to capital gains tax when you subsequently sell the shares. The taxable amount likely will be the difference between the sale proceeds and the exercise price. Capital gains are currently taxed at a flat rate of 12.5% for “non-qualified” shareholdings (i.e., shares representing less than 2% of voting rights or less than 5% of outstanding shares).

You may also elect to be taxed under one of two alternative tax regimes. To be eligible for either of these methods, you must transfer your stock certificates to the custody of a broker authorized by the Italian Ministry of Finance.

Administered Savings Method

Under the administered savings method, you deposit shares with an authorized broker, but you retain the right to make investment decisions. Under this method, a 12.5% flat withholding tax is levied on the capital gains for each transaction. Your broker pays the tax from the sale proceeds at the time of the sale of the shares, so that capital gain is not included on your annual tax return. The advantage of this tax regime is that it preserves the anonymity of the owner of the shares. The tax effect, however, is the same as described above.

F-1

Managed Savings Method

Under the managed savings method, you deposit shares with an authorized broker and leave the administration and investment decisions to the broker. In this case, the 12.5% flat withholding tax is levied not on the capital gain actually realized through the sale of the shares but on the net result of your entire investment portfolio with the broker, i.e., the difference between the value of your portfolio at the end of the year and the value of the portfolio at the beginning of the year, subject to some adjustment. Once again, the broker pays the tax at the end of the year from your account and the gain is not included on your individual tax return. The advantage of this method is that it preserves the anonymity of the owner of the shares. The disadvantage is that your taxable amount is not equal to capital gains actually realized through the sale of the shares, but rather is based on the increased value of the shares held in your portfolio.

Withholding and Reporting

Your employer will not withhold tax or social insurance at the time of exercise/sale of your new option.

You will be responsible to report and pay tax on capital gains realized upon sale of shares.

Exchange Control Information

Exchange control reporting is required (i) if you transfer cash or shares to or from Italy in excess of €12,500 or the equivalent amount in U.S. dollars and (ii) if you hold outside of Italy any foreign investments exceeding €12,500 if said investments (cash or stock) may result in income taxable in Italy. The reporting must be done on your individual tax return. You may be exempt from this formality under (i) above if the payments are made through an authorized broker resident in Italy, as that entity would comply with the reporting obligation.

Terms of New Option

Your new option will be granted under the 1999 Supplemental Stock Option Plan.

Exercise price

The exercise price for the new option will be determined in compliance with the rules for obtaining favorable tax treatment in Italy. Specifically, the new exercise price will be the higher of (1) the fair market value at the time of the new grant as defined by the stock option plan and related agreements; and (2) the Italian Fair Market Value (i.e., the average of the official prices over the month preceding the new grant date) at the time of the new grant. Because the exercise price will be determined under this formula, the exercise price for the new options may be higher for employees in Italy than for other employees.

SCHEDULE G

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN SPAIN

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Spain. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to tax as a result of the exchange of an eligible option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you will be subject to tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. This gain will likely be considered compensation in-kind subject to payment on account.

Exemption. Notwithstanding the above, the first €12,000 of the spread at exercise in a 12-month period will not be taxable provided the following conditions are met: (1) the transferred shares are stock of your employer or another company of the group; (2) the offer must be carried out following the general compensation policy of the company and it contributes to the participation of the employees in the company; (3) you hold the shares acquired at exercise for at least three years after exercise; and (4) you or your close relatives do not own more than 5% of the Company’s capital. If you dispose of your shares prior to the expiration of the three-year period, the spread at exercise will be taxable to you. In the event of a sale within three years, it will be your responsibility to file a supplemental tax return for the tax year in which the option was exercised.

Social insurance contributions will be due on the taxable amount for which the exemption above does not apply, unless the applicable wage ceiling has already been met.

Sale of Shares

If you acquire shares at exercise, you will be subject to tax when you subsequently sell the shares. The taxable amount will be the difference between the sale proceeds and the fair market value of the underlying shares at exercise.

If you hold the shares for one year or less, the gain is taxed at your corresponding progressive income tax rate. If you hold the shares for more than one year, the gain will be taxed at a flat 15% rate.

G-1

Withholding and Reporting

The taxable spread at exercise likely will be considered compensation in-kind (subject to payment on account), and your employer will charge the payment on account to you. This amount will be withheld from either your salary or it will be arranged for the broker to withhold the appropriate amount from the sale proceeds if you use a cashless exercise. You will be entitled to deduct the payment on account and obtain a tax credit from your income tax obligation.

In addition, your employer will withhold social insurance contributions, if applicable. It is your responsibility to pay any taxes due from the sale of shares.

Securities Information

This offer is considered a private placement outside of the scope of Spanish law on public offerings and issuances.

Exchange Control Information

It is your responsibility to comply with exchange control regulations in Spain. The purchase of Company shares must be declared by the purchaser for statistical purposes to the Spanish Dirección General de Comercio e Inversiones of the Ministry of Economy (the “DGCI”). If you purchase shares through the use of a Spanish financial institution, that institution will automatically make the declaration to the DGCI for you. Otherwise, you make the declaration by filing the appropriate form with the DGCI.

When receiving foreign currency payments derived from the ownership of Company shares (i.e., as a result of the sale of the shares), you must inform the financial institution receiving the payment, the basis upon which such payment is made. You will need to provide the institution with the following information: (i) your name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reason for the payment; and (vii) any additional information that may be required.

If you wish to import the ownership title of the Company shares (i.e., share certificates) into Spain, you must declare the importation of such securities to the DGCI.

Terms of New Option

Your new option will be granted under the 1999 Supplemental Stock Option Plan.

SCHEDULE H

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN THE UNITED KINGDOM

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in the United Kingdom. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to tax or National Insurance Contributions (“NICs”) as a result of the exchange of an eligible option for the grant of a new option.

Grant of New Option

You will not be subject to tax or NICs when the new option is granted to you.

Exercise of New Option

You will be subject to income tax and NICs when you exercise your new option. Income tax will be charged on the difference between the fair market value of the stock on the date of exercise and the exercise price (the “Spread”). Your employer will be responsible for tax withholding under the Pay As You Earn system in relation to the tax due on the gain realized on exercise of your option and, therefore, for paying the income tax withheld to the UK Inland Revenue on your behalf. Your employer will arrange for the recovery of the income tax by withholding from your pay, from the proceeds of the sale of shares acquired on the exercise of your option, or otherwise. If you fail to pay to your employer the income tax due within 90 days of the date of exercise of your option, you will be deemed to have received a further taxable benefit equal to the amount of income tax due. This will give rise to a further income tax charge.

Subject to comments in the next paragraph, you will also be subject to the employees’ portion of NICs on the Spread at exercise of your new option. With effect from 6 April 2003 employees’ NICs are payable at the rate of 11% up to the upper earnings limit set for employees’ NICs purposes and, in addition, 1% NICs will apply on earnings in excess of the upper earnings limit without limit.

If you were granted eligible options between 6 April 1999 and 19 May 2000 inclusive, which were underwater on 7 November 2000, you may be exempt (either entirely or in part) from NICs liability on the exercise of new options granted to replace those options. If you were granted eligible options prior to 6 April 1999, the exchange of eligible options for new options may have adverse NICs consequences when the new options are exercised, because options granted on or before 6 April 1999 were not subject to NICs. You should consult your tax advisor regarding how NICs will impact the exchange of eligible options for new options.

H-1

Sale of Shares

When you subsequently sell the shares acquired upon exercise of your options, any gain may be subject to capital gains tax. The capital gain is calculated as the difference between the sale price and fair market value of the shares on the date of exercise of the options. The capital gain may be reduced by taper relief, calculated with reference to the period of time during which you hold the shares of stock following the date of exercise. All of your capital gains in any tax year are added together and charged to tax to the extent that they exceed your personal annual exemption for that tax year (£7,900 for 2003/2004).

Withholding and Reporting

Your employer is required to withhold and report income tax and NICs on the Spread at exercise. Your employer will pay the income tax and NICs withheld to the U.K. Inland Revenue on your behalf. If your employer is unable to withhold some or all of the tax from your salary, from the proceeds of the sale of shares or otherwise, you are required to reimburse your tax to your employer within 90 days of the date of option exercise. If you fail to pay your employer the income tax due on the spread within 90 days of the date of exercise of your option, you will be deemed to have received a further taxable benefit equal to the amount of income tax due on the spread. This benefit will give rise to a further income tax and NICs charge.

In addition, your employer is required to report the details of the offer to exchange, and the grant and exercise of your new option on its annual U.K. Inland Revenue share schemes return.

Any capital gains tax which arises on the sale of shares should be paid by you through your end-of-year tax return.

Terms of New Option

Your new option will be granted under the 1999 Supplemental Stock Option Plan.

SCHEDULE I

SUMMARY FINANCIAL STATEMENTS

OF VIGNETTE CORPORATION

I-1

VIGNETTE CORPORATION

SUMMARIZED FINANCIAL INFORMATION

(in thousands except per share figures)

	December 31, 2002	December 31, 2001
Current assets:	340,615	431,829
Noncurrent assets:	83,997	231,197
Current liabilities:	125,990	119,908
Noncurrent liabilities:	32,770	32,817
Gross Revenue	155,138	296,750
Gross Profit	108,809	213,208
Loss from Operations	250,977	1,490,633
Loss per common share	(1.01)	(6.32)
Ratio of earnings to fixed charges	N/A	N/A
Book value per share	1.06	2.07

VIGNETTE CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2002	December 31, 2001
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$307,754	$391,632
Accounts receivable, net	28,817	35,477
Prepaid expenses and other current assets	4,044	4,720

Total current assets	340,615	431,829
Property and equipment, net	23,500	43,475
Investments	13,652	22,414
Intangibles, net	44,630	163,211
Other assets	2,215	2,097

Total assets	$424,612	$663,026

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$77,647	$73,456
Deferred revenue	41,644	39,956
Current portion of capital lease obligation	324	750
Other current liabilities	6,375	5,746

Total current liabilities	125,990	119,908
Deferred revenue, less current portion	2,650	6,095
Other long-term liabilities, less current portion	30,120	26,722

Total liabilities	158,760	152,725
Stockholders’ equity	265,852	510,301

Total liabilities and stockholders’ equity	$424,612	$663,026

VIGNETTE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2002	2001	2002	2001
	(Unaudited)
Revenue:
Product license	$17,963	$21,572	$62,418	$154,381
Services	22,431	30,932	92,720	142,369

Total revenue	40,394	52,504	155,138	296,750
Cost of revenue:
Product license	682	992	2,388	5,243
Amortization of acquired technology	267	—	267	—
Services	9,946	13,823	43,674	78,299

Total cost of revenue	10,895	14,815	46,329	83,542

Gross profit	29,499	37,689	108,809	213,208
Operating expenses:
Research and development	12,677	13,829	51,334	64,850
Sales and marketing	20,318	30,626	84,775	178,282
General and administrative	4,376	6,903	21,344	29,907
Purchased in-process research and development, acquisition-related and other charges	1,786	—	1,786	1,919
Impairment of intangible assets	147,269	799,169	147,269	799,169
Business restructuring charges	3,950	30,277	35,822	120,935
Amortization of deferred stock compensation	186	201	1,396	8,734
Amortization of intangible assets	481	123,541	16,060	500,045

Total operating expenses	191,043	1,004,546	359,786	1,703,841

Loss from operations	(161,544)	(966,857)	(250,977)	(1,490,633)
Other income, net	1,421	625	(517)	(35,275)

Loss before income taxes	(160,123)	(966,232)	(251,494)	(1,525,908)
Provision for income taxes	627	356	1,319	1,731

Net loss	$(160,750)	$(966,588)	$(252,813)	$(1,527,639)

Basic and diluted net loss per share	$(0.64)	$(3.96)	$(1.01)	$(6.32)

Shares used in computing basic and diluted net loss per share	250,607	244,334	249,212	241,762